UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2009
Jasper Ventures Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-148735	27-1059260

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2309 Nevada Boulevard Charlotte, North Carolina	28273

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 704-494-7800
69 Ross Street West #638
Moose Jaw, Saskatchewan S6H 2M0
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The disclosure provided in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
Reverse Merger Transaction
Overview. On October 5, 2009, Jasper Ventures Inc., a Nevada corporation, completed a reverse triangular merger transaction (the “Merger”), in which it caused Jasper Merger Sub Inc., a Delaware corporation and newly created, wholly-owned subsidiary of Jasper Ventures, to be merged with and into DesignLine International Corporation, a Delaware corporation (“Former DesignLine”). As described in more detail in this report, Former DesignLine is a leading manufacturer of hybrid, electric, alternative fuel and diesel mass transit buses, as well as electric trolleys.
Approval of the Merger. The Merger was consummated under Delaware law and pursuant to an Agreement and Plan of Merger dated as of October 5, 2009, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 2.01 by this reference. Under Nevada law, we did not need the approval of our stockholders to complete the Merger since the constituent corporations in the Merger were Jasper Merger Sub and Former DesignLine. We were not a constituent corporation in the Merger. The Merger and its related transactions were approved by us, through our board of directors, as the sole stockholder of Jasper Merger Sub and by the holders of a requisite number of shares of Former DesignLine common stock.
Mechanics of the Merger. Immediately prior to the Merger, there were 6,160,000 shares of Jasper Ventures common stock outstanding. Prior to the Merger, Former DesignLine acquired 5,000,000 shares of Jasper Ventures common stock from the then controlling stockholder of Jasper Ventures in exchange for (a) $300,000 in cash and (b) the obligation to issue 126,385 shares of Jasper Ventures common stock, which represent a 2% ownership interest based on our capitalization immediately following the Merger and Consolidation (discussed below). Following the Merger, we (i) cancelled the 5,000,000 shares of Jasper Ventures common stock acquired by Former DesignLine; (ii) issued an aggregate of 5,032,905 shares of Jasper Ventures common stock to the former stockholders of Former DesignLine in exchange for their shares of Former DesignLine common stock at the ratio of one share of Jasper Ventures common stock for every seven shares of Former DesignLine common stock; and (iii) issued the 126,385 shares of Jasper Ventures common stock to the former controlling stockholder of Jasper Ventures. These issuances were made pursuant to an exemption from registration requirements provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
Accounting for the Merger. As a result of the Merger, Former DesignLine became a wholly-owned subsidiary of Jasper Ventures, with Former DesignLine’s former stockholders acquiring a majority of Jasper Ventures’ outstanding shares. The Merger was accounted for as a recapitalization effected by a merger, in which Former DesignLine is considered the acquirer for accounting and financial reporting purposes. Accordingly, the assets and liabilities of Jasper Ventures have been brought forward at their book value and no goodwill has been recognized. In connection with the Merger, we also changed our previous fiscal year end of October 31 to the fiscal year end of Former DesignLine. The new fiscal year is based on 13 weeks of production in each fiscal quarter. The fiscal year begins in the month of January. The production week begins on Sunday and ends on Saturday. Under this method, our fiscal year end is the Saturday that falls closest to the last day of the fiscal year month end. For the 2009 fiscal year, our fiscal year end will be on Saturday, January 2, 2010.
Appointment of New Directors and Executive Officers. Effective September 29, 2009, Jean Smith and Allen Bond resigned as our directors. Ms. Smith also resigned as our Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer, effective September 29, 2009.

On September 30, 2009, Mr. Meuse, as the then sole director of our board, appointed Mr. Glosson to serve as a director and as our new Chief Executive Officer, President and Secretary and also appointed William Cave as our new Chief Financial Officer and Treasurer, each effective immediately. Mr. Meuse subsequently resigned as a director, and Mr. Glosson, as the then sole director of our board, appointed James G. Martin to serve as an additional director to replace Mr. Meuse and to serve as the Chairman of the board, effective September 30, 2009. Please refer to the information set forth under the caption “Directors and Executive Officers” below for more information regarding the new members of our board of directors and our executive officers following the Merger.
Distribution of Six-for-One Stock Dividend. On October 1, 2009, our board of directors declared a stock dividend to stockholders of record at the close of business on October 5, 2009 on a pro rata basis, consisting of six shares of our common stock for each outstanding share, or a total of approximately 37,915,738 shares of common stock. As a result of this distribution, we will have 44,235,028 shares of common stock outstanding following the expiration of the notice period required under applicable FINRA regulations.
The Consolidation. Immediately following the Merger, we caused Former DesignLine, our new wholly-owned subsidiary, to merge with and into Jasper Ventures, with Jasper Ventures surviving (the “Consolidation”). The Consolidation was consummated under Nevada and Delaware law and did not require the approval of our stockholders. The Consolidation and its related transactions were approved by our board of directors.
Reincorporation into Delaware from Nevada
We plan to complete a reincorporation of our company into Delaware from Nevada by merging with and into a newly created, wholly-owned subsidiary to be formed in Delaware for the sole purpose of effecting the reincorporation (the “Reincorporation”). In connection with the Reincorporation, we will change our name from “Jasper Ventures Inc.” to “DesignLine Corporation.”
We will file an Information Statement on Schedule 14C to furnish information regarding the Reincorporation, which has been approved by the written consent of the holders of approximately 81% of our outstanding common stock. The Reincorporation will not be effected until a date at least 20 days after the date on which we mail the definitive Information Statement to our stockholders.
We plan to apply for listing of our common stock on either the NYSE Amex Equities, The NASDAQ Capital Market or another national securities exchange as soon as we believe we can satisfy the initial listing standards for such exchange. Currently, we do not satisfy the initial listing standards of any such exchange, and we cannot provide any assurance that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange.
Lock-Up Provision Applicable to Certain Holders of Our Shares
Prior to the Merger, we had 6,160,000 shares outstanding, of which 5,000,000 shares were acquired by Former DesignLine (and subsequently cancelled).
Prior to the Merger, certain third parties (including stockholders of Former DesignLine) purchased the remaining 1,160,000 shares from Jasper Ventures stockholders in private transactions. These shares are subject to a lock-up provision that prohibits their sale at a price less than $3.75 per share prior to the earlier to occur of (a) November 16, 2009 or (b) the date we raise at least $20.0 million of additional capital (whether by means of a public offering, private offering, new credit facility or any combination of the foregoing). This lock-up provision also attaches to the 6,960,000 shares issued to these purchasers in the six-for-one stock distribution declared on October 1, 2009. As a result, as of the date hereof, a total of 8,120,000 shares are subject to the lock-up provision.

INFORMATION REGARDING DESIGNLINE
Item 2.01(f) of Form 8-K provides that if a registrant reporting an acquisition transaction under Item 2.01 was a shell company — as we were immediately before the Merger described in this report — then the registrant must disclose the information that would be required if it were filing a general form for registration of securities on Form 10 under the Securities Exchange Act of 1934, as amended.
Please note that the information provided below relates to our combined enterprises after the Merger and the Consolidation. Because we intend to carry on Former DesignLine’s business as our sole line of business following the Merger and the Consolidation, the following discussion of our business and operations will refer to Former DesignLine’s business and operations unless otherwise specifically indicated.
Unless otherwise indicated or the context otherwise requires, the terms “DesignLine,” the “Company,” “we,” “our” and “us” in this report refer to Jasper Ventures Inc. (which will subsequently be named DesignLine Corporation following the Reincorporation) and its consolidated subsidiaries, after giving effect to the Merger and the Consolidation.
Unless otherwise indicated or the context otherwise requires, all share information herein provided as of the date of this report gives effect to the stock dividend, which will become effective upon the expiration of the notice period required under applicable FINRA regulations.
Unless otherwise indicated or the context otherwise requires, all dollar amounts used in this report refer to the U.S. Dollar.
NOTES REGARDING FORWARD-LOOKING STATEMENTS
This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future economic performance; plans and objectives of management for future operations; and projections of revenues and other financial items that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Words such as “expect,” “estimate,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. We make forward-looking statements in the Notes to our audited and unaudited consolidated financial statements included in this report and in the information set forth under the captions “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.
Some of these forward-looking statements relate to our intent, belief or expectations regarding our strategies and plans and the ways we may finance our current operations and future activities. Other forward-looking statements relate to the trends affecting our financial condition and results of operations, our anticipated capital needs and expenditures and how we may address these needs. These forward-looking statements are not guarantees of future performance — they are subject to various risks, uncertainties and assumptions, including industry and economic conditions, competition and other factors discussed in this report. Actual results may differ materially from those that are anticipated in these forward-looking statements. See the information set forth under the caption “Risk Factors” below for a description of some of the important factors that may affect actual outcomes.
For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BUSINESS
Company Overview
We are a leading manufacturer of hybrid, electric, alternative fuel and diesel mass transit buses, as well as electric trolleys. Our hybrid and electric buses use proven technology in innovative and proprietary ways to provide significant environmental and cost-savings advantages over traditional diesel buses. We believe our hybrid buses are the most technologically advanced and highest performing hybrid buses that are commercially available for use on high-density, stop-and-go, urban transit routes. For the fiscal year ended December 31, 2008, our revenue increased 56% to $28.8 million from $18.4 million in our previous fiscal year.
We introduced our hybrid buses to the United States transit market in May 2007. The performance characteristics of our hybrid buses, which include low emissions, quiet operation, improved fuel efficiency and reliability, have enabled us to rapidly grow our backlog and pipeline rapidly. We define backlog as all bus purchases represented by executed customer contracts, whether or not we have been given a “notice to proceed” by our customers. As of September 30, 2009, we had a backlog of 533 buses (or approximately $260 million), consisting of 458 hybrid and alternative fuel buses in the United States and 75 diesel buses in New Zealand and Australia. Our backlog in the United States includes 202 buses for the City of Charlotte, 115 buses for the City of Los Angeles, 90 buses for the City of New York and 21 buses for the City of Baltimore.
All of our hybrid buses are “full hybrids,” meaning that they employ a relatively small auxiliary power unit (“APU”) versus a full-sized diesel engine, are capable of operating on battery power only and capture benefits from regenerative braking. As a result, all of the parasitic loads (including heating, ventilating and air conditioning (“HVAC”) and power steering, radiator and air compressor) are electrically driven rather than driven by a large internal combustion engine with hydraulics or belts. Building upon our experience in hybrid buses, which we first developed in 1998, all of our hybrid buses now include: our proprietary vehicle management system, which manages all functions on the bus from the APU to the batteries and all other bus systems; our proprietary battery management system, which optimizes the most efficient use of our batteries; a proprietary battery pack design; a state-of-the-art APU turbine; and a regenerative braking system. Our buses also benefit from high strength construction methods that produce light-weight and structurally sound buses.
These product characteristics provide significant benefits to our customers. For example, our hybrid buses: (a) can operate as a 100% electric vehicle for extended periods of time; (b) can provide lower emissions and higher fuel mileage than diesel buses and other hybrid buses; and (c) can significantly reduce noise pollution. Also, our hybrid buses have redundancy built into all key drivetrain systems to enable continued operations in the event of component failures, thereby reducing the need for expensive and time-consuming roadside service. Finally, all of our buses are available in “super low floor” design (which means that there is direct access to the vehicle from curb level with no steps), thereby facilitating use by the elderly and the disabled.
We placed our first all electric bus into service in 2007. This vehicle: (a) consumes no fossil fuels; (b) produces zero emissions; (c) is extremely quiet; and (d) is capable of operating for up to 120 miles on a single charge under high-density, stop-and-go, urban transit route conditions.
Founded in 1985, we have over 20 years of operating history and experience in the mass transit bus industry. We placed our first fleet of hybrid buses into service in 1998. We have built a strong brand reputation for quality, reliability and technical superiority. In August 2006, we formed DesignLine International Holdings, LLC, a Delaware limited liability company, to acquire the original DesignLine operations in New Zealand and to expand the business to North America and other world markets. Headquartered in Charlotte, North Carolina, we have two operating subsidiaries: DesignLine USA, LLC (“DesignLine USA”) located in Charlotte, North Carolina and DesignLine International Holdings (NZ) located in Rolleston, New Zealand (“DesignLine NZ”). In October 2009, Jasper Ventures Inc., a Nevada publicly traded corporation, acquired Former DesignLine (previously DesignLine International Holdings, LLC). Jasper Ventures then discontinued its previous business activities and succeeded to the business of DesignLine as its sole line of business.

Industry Overview
Mass transit buses are a critical element of inner-city urban public transportation systems throughout the United States and worldwide. They consist of buses that are generally between 30 and 60 feet in length, in high and low floor configurations and with seating capacity for up to 65 passengers. These buses operate in arduous stop and go conditions, sometimes up to 16 hours a day and seven days a week. Mass transit buses use a variety of propulsion systems in addition to diesel, including hybrid, electric and alternative fuel systems, such as compressed natural gas, liquefied natural gas and liquid petroleum gas. Municipal and other local transit authorities are the principal purchasers of transit buses in the United States. In other markets (such as many international markets like New Zealand and Australia), private bus operating companies are the principal purchasers of transit buses. In turn, these private bus operating companies provide “turn-key” service to municipal, state and national transit authorities.
The mass transit bus industry as a whole is relatively mature and stable. Historically, annual demand for mass transit buses has been driven at the national level by federal funding and at the regional level by federal funding and ridership trends. While the overall market for mass transit buses is expected to continue to grow due to, among other things, (a) the expansion of urban and suburban areas, (b) a growing acceptance of the efficiency of public transportation and (c) an aging population, an increasing proportion of the buses built to meet this demand (as well as to replace existing fleets) is expected to be “green” mass transit buses (e.g., hybrid and electric buses). According to an independent research, the North American market for commercial hybrid vehicles, which includes, among others, trucks, trolleys and buses, is projected to grow from 596 units in 2005 to 14,300 units in 2012 and the world market is projected to grow from 708 units in 2005 to 49,055 units in 2012.
United States
In the United States, as of 2006 (which is the most recent final data available), the total transit bus fleet was approximately 83,080 vehicles. According to the American Public Transportation Authority (“APTA”), the industry has averaged approximately 5,171 new vehicle purchases per year during the period from 1992 to 2006. In 2007, the APTA also projected that more than 60% of new mass-transit bus purchases by 2010 would be hybrid or electric vehicles.
Replacement Driven Industry. The vast majority of the new mass transit buses sold in the United States are replacement buses. While municipal and local transit authorities can receive federal funding for up to 80% of the purchase price of a new bus, the transit authorities are responsible for almost all of the operating and maintenance costs. Given that newer buses require less maintenance and are more cost efficient and environmentally friendly to operate, municipal and local transit authorities typically seek to replace older buses once they reach the age (12 years) or the mileage (500,000 miles) that triggers the availability of federal funding. This explains why, according to the APTA, the average fleet age in the United States has decreased to approximately 7.5 years in 2008 from 8.9 years in 1994.
Long-Term Growth in Ridership. Over the last three decades, transit bus ridership in the United States has risen steadily due to factors such as population growth (and related traffic congestion) in urban areas, long-term rising fuel costs and increased environmental public consciousness.
Funding for New Bus Purchases. Financial support of public transit infrastructure is currently a key priority of governments and public authorities due to the significant population base that is highly dependent on public transportation and the importance of reducing inner city and suburban traffic congestion and pollution.
The U.S. federal government has provided funding for the purchase of new mass transit buses since 1964. Purchases are now largely funded through Federal Transit Administration (“FTA”) funding allocations derived from gasoline taxes. These funding allocations provide municipal and local transit authorities with up to 80% of the purchase price for new buses for (a) the replacement of buses that have operated for at least 12 years or 500,000 miles and (b) new buses to support fleet growth based on population and ridership trends. As a general rule, in order to receive federal funding for new bus purchases, a minimum 20% contribution commitment from local transit authorities must be in place and the new bus purchase must comply with “Buy-America” legislation.
Federal funding for public transit in the United States is provided under surface transportation legislation covering highway, air, rail and marine transportation. This legislation is passed in six-year cycles. On August 10, 2005, the U.S. federal government passed legislation approving $286.5 billion in funding for 2004 through 2009, including $52.6 billion of guaranteed funding for public transit (a 46% increase over the transit funding provided under the prior version of the legislation). As the current bill expires in 2009, the Congress has begun working on an authorization bill to continue federal funding for the next six-year cycle. The current proposal includes $99.8 billion in funding for public transit (an 89.7% increase over the transit funding provided in the previous authorization). In addition, the American Reinvestment and Recovery Act (the “ARRA”) includes $8.4 billion for new capital investment in public transportation. Of this amount, approximately $6.9 billion has been allocated to capital projects eligible for funding under the existing transit formula programs (such as those provided by the FTA for funding transit bus purchases).

In 2007, the APTA projected that more than 60% of new mass transit bus purchases by 2010 would be hybrid or electric vehicles. We believe that the influx of capital from the ARRA will accelerate the purchases of hybrids and electric vehicles. We also believe the Transit Investments for Greenhouse Gas and Energy Reduction (TIGGER) grant program included in the ARRA will provide a secondary source of funding to increase vehicle purchases. Finally, we believe that the mass transit bus market will continue to transition toward hybrid and electric vehicles, and/or other forms of clean, “greener” energy vehicles, in the future.
New Zealand and Australia
The New Zealand Ministry of Transport reports that new bus purchases have increased every year since 2006. In New Zealand, customers purchased 147 buses in 2006, 199 buses in 2007 and 302 buses in 2008, and the average fleet age is approximately 16 years. We believe DesignLine buses accounted for approximately 95% of the transit bus market in New Zealand in 2008.
We started selling into the Australian market in 2007. The Australian market is significantly larger than the New Zealand market, with approximately 700 to 1,000 new buses purchased every year. We believe that we captured about a 7% market share in Australia in 2008.
Traditionally, diesel buses have accounted for the vast majority of bus purchases in New Zealand and Australia, which we believe is primarily due to the price differences between diesel and hybrid buses. However, we believe that growing public environmental sentiment in New Zealand and Australia as well as the observed performance of our initial hybrid and electric buses in these markets will drive a trend toward increased purchases of hybrid and electric buses.
Other Markets
We currently have buses operating in Australia, Hong Kong, Japan, the United Kingdom, New Zealand and the United States. We have had discussions from time to time and expect to have additional discussions from time to time regarding expanding our business outside of our current concentration in Australia, New Zealand and the United States. Several governmental and transit agencies in the Middle East region have recently expressed interest in quickly moving from fossil-fuel based mass transit buses to all electric buses.
Product Overview
We produce a full range of mass transit buses in hybrid, electric, alternative fuel and diesel configurations, as well as electric trolleys. We believe our hybrid buses are currently the most technologically advanced and highest performing hybrid buses that are commercially available for use on high-density, stop-and-go, urban transit routes. Our hybrid buses: (a) can operate as a 100% electric vehicle for extended periods of time; (b) can provide lower emissions and higher fuel mileage than diesel buses and other hybrid buses; and (c) can significantly reduce noise pollution. For example, one U.S. customer recently reported that our hybrid buses increased fuel efficiency by 34%, reduced maintenance cost by 41% and operated with 5% of the carbon footprint of this customer’s other buses.
Diesel and Alternative Fuel Buses
The majority of the buses we have built over the past 24 years have been diesel, and to a lesser extent, alternative fuel buses. We offer our customers a range of diesel and alternative fuel engines from leading engine manufacturers. Over the years, we have incorporated many advancements and improvements into these buses. For example, our diesel and alternative fuel buses have a sleek exterior, a super low-floor design and an interior built to the customer’s specification, including: (a) a variety of seating arrangements based on customer requirements; (b) closed-circuit television networks; (c) GPS; (d) passenger ticket machines; and (e) air conditioning. We believe that our product quality, trade name and brand recognition allow us to compete favorably with our competitors.

Although sales of our diesel buses have been the majority of our historical sales, and will likely remain so in New Zealand and Australia for the near-term, we believe that our future success and growth will be driven primarily by our hybrid bus design and system, known as the Eco-Saver™ IV, and our all electric vehicle design, known as the Eco-Smart I.
Hybrid and Electric Buses
There are two main drivetrain configurations currently available in the marketplace with respect to hybrid electric buses — Parallel and Series. A summary description for each type and illustrations are provided below.
In a Parallel hybrid system, both a battery-powered electric motor and an internal combustion engine are connected directly to the transmission that provides propulsion for the bus. As a result, the electric motor, the engine, or a combination of both can drive the vehicle, but the engine powers all of the parasitic loads (including HVAC, power steering, radiator and air compressor). Because of this, a Parallel hybrid bus requires a full-sized engine comparable to that of a standard diesel bus which, when running, produces noise and emissions comparable to that of a standard diesel bus. In addition, because a Parallel hybrid system bus requires a full-sized engine and a dual drivetrain structure, we believe its maintenance costs are equal to or greater than a traditional diesel bus.
In a Series hybrid system, an APU/engine and batteries power an electric motor that provides propulsion for the bus, eliminating the need for a transmission. Series hybrid systems can be divided into two categories: (a) battery-dominant systems (or “full” hybrid systems) or (b) engine-dominant Series systems (or “mild” hybrid systems). A battery-dominant Series hybrid system uses the batteries to power all of the parasitic loads while an engine-dominant Series hybrid system, much like the Parallel hybrid system, relies on the APU to power the parasitic loads.

We believe that our Eco-Saver™ IV model is the only battery-dominant Series hybrid bus in the markets in which we compete. Because all of the parasitic loads are electrically powered, our Eco-Saver™ IV uses a relatively small APU, which generally lowers emissions and increases fuel efficiency compared with the larger engines that are used in engine-dominant series systems and parallel systems. This configuration also enables the Eco-Saver™ IV to run in 100% electric mode, which is currently not possible for engine-dominant Series hybrid systems and Parallel systems.
Eco-Saver™ IV Hybrid Electric Vehicle
Our Eco-Saver™ IV Hybrid Electric Vehicle (“HEV”) is currently available in 35- and 40-foot configurations, each of which employs our proprietary full hybrid system, which is protected by trade secrets and patents. We believe that the hybrid system in the Eco-Saver™ IV is the most technologically advanced hybrid system available for use on high-density, stop-and-go, urban transit routes. This system includes, among other things: (a) our proprietary battery management system and vehicle management system; (b) the smallest APU in its class; (c) custom-configured battery packs; and (d) a regenerative braking system. Our Eco-Saver™ IV hybrid system is configured to permit the use of multiple APU and battery options thereby allowing us to tailor the performance characteristics of our hybrid buses to achieve maximum efficiency in a myriad of operating environments. Our proprietary remote access data system monitors all of a vehicle’s key components, allowing us to enhance reliability and reduce maintenance issues.
Like all hybrid buses, our Eco-Saver™ IV has a purchase price that is higher than a comparably-equipped standard diesel bus, but our internal studies show that our Eco-Saver™ IV more than recovers the capital associated with the higher initial purchase price through lower maintenance and operations costs over the life of the vehicle.
Eco-Smart I — All Electric Vehicle
We placed our first all electric bus into service in 2007. The Eco-Smart I (a) consumes no fossil fuels; (b) produces zero emissions; (c) is extremely quiet; and (d) is capable of operating for up to 120 miles on a single charge under high-density, stop-and-go, urban transit route conditions. The primary technical difference between the Eco-Smart I and the Eco-Saver™ IV is that the Eco-Smart I replaces the APU with additional battery packs. It uses the same proven and reliable drivetrain and other key configurations as the Eco-Saver™ IV and provides all of the same benefits and advantages — with even further reduction of emissions, maintenance and noise.
Our Eco-Smart I has a purchase price that is higher than a comparably-equipped standard diesel bus, but saves 100% of fuel costs and certain other operating costs over the life of the vehicle.
Market Opportunity
We believe that our expertise in hybrid and electric bus technology will allow us to benefit from the transition to hybrid and electric vehicles in the future. The key components of this opportunity as it relates to each of our targeted markets are described below.
United States
In 2007, the APTA projected that more than 60% of new mass transit bus purchases by 2010 would be hybrid or electric vehicles. We believe that the influx of capital from the ARRA will accelerate the purchases of hybrids and electric vehicles. We also believe the Transit Investments for Greenhouse Gas and Energy Reduction (TIGGER) grant program included in the ARRA will provide a secondary source of funding to increase vehicle purchases.
We believe that there is significant opportunity to continue our initial penetration into the U.S. market with our hybrid and alternative fuel buses by leveraging existing relationships with our current major mass-transit authority customers. We are focusing the majority of our sales efforts on transit authorities, airports and universities and we anticipate that the success of our products with our initial reference customers, such as New York City and Baltimore, will lead to increased visibility for our hybrid and alternative fuel buses. We believe that the mass transit bus market will continue to transition toward hybrid and electric vehicles, and/or other forms of clean, “greener” energy vehicles, in the future.

New Zealand
We plan to maintain our estimated 95% market position in diesel and alternative fuel transit buses in New Zealand. In addition, we believe that an opportunity exists in this market with respect to — and we will aggressively continue to work with customers and governments to raise awareness of and to provide funding for — an accelerated adoption of hybrid and electric buses.
Australia and Pacific Rim
We believe there is an opportunity to increase our market share in the Australian market, which, if successful, could as much as double our market share over the next 24 months. We currently have our hybrid and electric buses under evaluation by several major customers. We are also evaluating the construction of a final assembly plant in Australia. While we do not anticipate constructing facilities in Pacific Rim countries, we have sold several hybrid buses for evaluation in Tokyo and Hong Kong and anticipate that the performance of these initial buses will drive further adoption of our buses in this region.
Other Regions
We have had various discussions from time to time regarding opportunities to build production facilities and/or expand market opportunities in Europe, China and the Middle East. Several governmental and transit agencies in the Middle East region have recently expressed interest in quickly moving from fossil-fuel based mass transit buses to all electric buses. We expect these discussions to continue.
Advance Product Development and Innovation
We plan to leverage the most advanced technology available both in the market and internally to provide our customers with industry-leading mass-transit buses. We intend to not only leverage advancements from our suppliers (for example, in energy storage and APUs) but also drive internal development of our own proprietary innovations. We will also continue to evaluate the introduction of additional product configurations such as articulated and double-decker buses.
Product Development
We believe that we are the oldest hybrid bus manufacturer in the world. We built our first hybrid bus and placed our first hybrid bus fleet into service in 1998 and have been engaged in the process of continually improving our products ever since. We believe we are the only major bus manufacturer with its own proprietary HEV system and the only bus manufacturer with an HEV system that was designed exclusively for use in mass transit buses.
We have research and development staff of 15 in United States and New Zealand that concentrates on enhancement of our existing products as well as developing new products. We use computer-aided design equipment to assist in the development of new products and floor plans and to analyze suggested modifications of existing products and features. After the initial step of development, we build prototype models for new products. We believe that the maintenance of in-house research and development staff enables us to better anticipate and lead market developments.
Total research and development expenses were $0 and $685,000, for the years ended December 31, 2008 and 2007, respectively. In late 2007, all research and development resources were redirected to configure our HEV system to the vehicle design specifications of the New York City Transit Authority. The associated costs were capitalized and will be recognized over the term of the New York City contract.

Backlog
As of September 30, 2009, we had a backlog of 533 buses (or approximately $260 million), consisting of 458 hybrid and alternative fuel buses in the United States and 75 diesel buses in New Zealand and Australia. Our backlog in the United States includes 202 buses for the City of Charlotte, 115 buses for the City of Los Angeles, 90 buses for the City of New York (which is the largest mass transit authority in the United States) and 21 buses for the City of Baltimore. We expect customers to order new buses approximately one year in advance of delivery.
Customers
Our principal customers currently consist of municipalities, airport and other local transit authorities in the United States and private bus operators in New Zealand and Australia. Historically, we have sold the vast majority of our buses into the New Zealand and Australian markets, in which our top customers have typically accounted for the majority of our revenue in any given year. Going forward, as we expand our share of the United States and other markets, we expect our customer base to increase and our U.S. operations to provide the majority of our revenue.
Suppliers
We currently purchase raw materials and components from a select group of suppliers. For certain components, we are currently dependent upon a single source of supply. The majority of these components are customer selected items, which we could replace with comparable products in supplier shortage situations. We are working to ensure at least two sources for every component that is not specified by a customer.
Competition
We believe that we currently enjoy about a 95% market share in New Zealand and a 7% market share in Australia. We are a new entrant to the U.S. market. In all of the markets in which we currently compete, or may compete in the future, we do and will compete with large, well-established manufacturers, some of whom have been in the bus manufacturing industry for decades. We believe that our product quality, proprietary HEV technology and brand recognition will enable us to compete favorably with our competitors.
Patents and Trademarks
We use a combination of trade secrets and patents to protect our proprietary systems. As of the date of this report, we have 12 patents issued in the United States. We are in the process of obtaining trademark registrations to protect the branding of our trade names. In addition, we have internal security measures to protect our trade secrets and other intellectual property. Our policy is to enter into confidentiality and invention assignment agreements with our employees and consultants who take part in research, design and development activities and to enter into non-disclosure agreements with our suppliers to limit access to and disclosure of our proprietary information.
Recent Developments
We introduced our hybrid bus to the U.S. transit market in May 2007. We opened our U.S. manufacturing facility in November 2008 and a new, expanded plant in New Zealand in April 2009. In 2008 and 2009, we have entered into contracts to provide hybrid buses to several major U.S. transit authorities and institutions, including New York, Los Angeles, Baltimore and Charlotte.
Regulatory Matters
Environmental and Other Regulatory Matters
In the United States, New Zealand and Australia and our other targeted markets, government regulation has had, and may continue to have, a significant impact upon the mass transit bus manufacturing industry. These legislative and regulatory requirements continue to affect the structure of the industry, the location of manufacturing facilities, the sourcing of parts and materials and the source of funding for bus purchases. Thus, government regulation represents a significant barrier to entry in the industry. A description of the major areas of regulation affecting our business is set forth below.

Environmental Legislation
We are subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and legal requirements contained in approvals or that arise under common law. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances, dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws.
DesignLine USA is subject to federal, state and local laws and regulations relating to the protection of the environment and worker health and safety, including those relating to discharges of air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Such laws include the Federal Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Occupational Health and Safety Act.
DesignLine NZ is subject to federal and local laws and regulations relating to the protection of the environment and worker health and safety, including those relating to discharges of air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Such laws include The Resource Management Act (1991), The Health and Safety in Employment Act (1992), the Hazardous Substances and New Organizations Act (1996) and The Environment Act (1981).
We believe that we are in substantial compliance with all material environmental and health and safety legal requirements. We are not aware of any breach of such requirements or other similar liabilities the resolution of which would have a material adverse effect on our business, financial condition and/or results of operations.
Rules of Origin (Buy America) Legislation
First introduced in 1984 and modified in 1998, Buy America regulations require that mass transit buses meet the following fundamental requirements to be eligible for United States FTA funding: (a) final bus assembly/manufacture must occur within the United States and (b) the bus must contain a minimum 60% United States content by cost. We are compliant with Buy America requirements and are subject to audits to validate such compliance for each bus purchased with federal funds.
Motor Vehicle Safety Standards
All buses sold in the United States, New Zealand and Australia must comply with federal, state and provincial motor vehicle safety standards. In the United States, New Zealand and Australia, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Our entire product line has been certified under applicable federal standards in the United States, New Zealand and Australia, and we certify each new bus model before our market launch. We agree to comply with state and provincial motor vehicle safety regulations in our customer contracts. We believe that we are in material compliance with all current federal, state and provincial motor vehicle safety regulations. We believe safety is of the utmost importance to our customers (and to their customers) and we continue to subject our buses to additional third-party testing to meet or exceed all safety standards.
Motor Vehicle Road Use Standards
Transit bus operators are subject to state and provincial motor vehicle road use regulations. Although it is the responsibility of the transit bus operator to comply with such regulations, we are also required to comply with applicable provincial and state regulatory requirements under our customer contracts. We believe that our buses are in material compliance with such motor vehicle regulations.

United States Bus Testing
All applicants for United States federal funding must certify to the FTA that any bus acquired with such funding has been tested in accordance with an endurance test conducted in Altoona, Pennsylvania. Additional testing occurs regularly with the introduction of new products or in the case of substantial changes to existing products. Our Eco-Saver™ IV model is expected to complete a “shaker table” 500,000 mile durability test patterned on a high stress New York City route in early October 2009.
Disability Access Legislation
The Americans with Disabilities Act (the “ADA”) prescribes certain minimum accessibility standards for vehicles that are purchased with United States federal funding. All of our buses have been designed and/or manufactured to be compliant with the ADA.
Australian Design Rules
The Australia Design Rules (“ADRs”) are national standards for vehicle safety, anti-theft and emissions that are generally performance-based and cover issues such as occupant protection, structures, lighting, noise, engine exhaust emissions, braking and a range of miscellaneous items. The current standards, the Third Edition ADRs, are administered by the Australian government under the Motor Vehicle Standards Act 1989. This Act requires all road vehicles, whether they are newly manufactured in Australia or are imported as new or second hand vehicles, to comply with the relevant ADRs at the time of manufacture and supply to the Australian market. When a road vehicle is first used on Australian roads, the relevant state or territory government’s legislation generally requires that it continue to comply with the relevant ADRs as at the time of manufacture. All of our buses for the Australian market have been designed and/or manufactured to be compliant with the relevant ADRs.
Company Information
Our common stock is currently quoted on the Over the Counter Bulletin Board (the “OTC Bulletin Board”) under the symbol “JSPV.” There is currently no bid or offer for our common stock.
In connection with the Reincorporation, we will change our name from “Jasper Ventures Inc.” to “DesignLine Corporation.” We will file an Information Statement on Schedule 14C to furnish information regarding the Reincorporation, which has been approved by the written consent of the holders of approximately 81% of our outstanding common stock. The Reincorporation will not be effected until a date at least 20 days after the date on which we mail the definitive Information Statement to our stockholders.
We plan to apply for listing of our common stock on either the NYSE Amex Equities, The NASDAQ Capital Market or another national securities exchange as soon as we believe we can satisfy the initial listing standards for such exchange. Currently, we do not satisfy the initial listing standards of any such exchange, and we cannot provide any assurance that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange.
Our principal executive offices are located at 2309 Nevada Boulevard, Charlotte, North Carolina 28273, and our telephone number at that address is (704) 494-7800. As of September 30, 2009, we had a total of 283 employees, all of whom are full-time employees. We maintain a website at www.designlineinternational.com. The information contained on our website or that can be accessed through our website is not a part of this report, and investors should not rely on any such information in evaluating our company.
We use various trademarks and trade names in our business, including without limitation “DesignLine,” “Eco-Saver” and “Eco-Smart.”

RISK FACTORS
An investment in our common stock involves a high degree of risk. Investors should carefully consider the risks below and the other information contained in this report before making an investment decision. Our business, financial condition and results of operations are subject to various risks, including those discussed below, which may affect the value of our shares. The risks discussed below are those that we believe currently are the most significant, although additional risks not presently known to us or that we currently deem less significant also may impact our business, financial condition or results of operations, perhaps materially.
Risks Related to Financing Our Business
We have had a history of losses, and we may be unable to achieve or sustain profitability.
While our New Zealand operations previously achieved profitability, we have never been profitable at the consolidated level primarily because of costs associated with entering three new geographic markets, opening two new facilities and installing the personnel and infrastructure necessary to achieve our growth strategy. We experienced net losses of $5.5 million for 2007, $3.6 million for 2008, and $2.9 million for the six months ended July 4, 2009. We expect we will continue to incur net losses in 2009. As a public company, we will incur additional significant legal, accounting and other expenses that we did not incur as a private company. These increased expenditures will make it harder for us to achieve and maintain future profitability. We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability.
We have yet to achieve positive cash flow, and our ability to generate positive cash flow is uncertain.
To develop and expand our business, we have made significant up-front investments in our manufacturing capacity and incurred research and development, sales and marketing and general and administrative expenses. In addition, our growth has required a significant investment in working capital over the last several years. We have had negative cash flow before investing and financing activities of $5.5 million for 2007, $5.7 million for 2008, and $3.2 million for the six months ended July 4, 2009. Although we do not anticipate making significant future capital expenditures to expand our manufacturing capacity or our research and development, sales and marketing, and general and administrative functions, our business will require significant amounts of working capital to meet our production requirements and support our growth. Therefore, we must raise additional capital from investors to meet our production requirements and achieve our expected growth. An inability to raise additional capital on reasonable terms may decrease our long-term viability.
We may not be able to obtain the financing we need to refinance and expand our credit facilities, provide working capital to meet production requirements and provide capital for future growth.
We need to raise additional capital to: (a) refinance and expand current credit facilities, (b) provide working capital to meet the production requirements associated with customer demand, and (c) provide capital to fund future growth. We cannot provide any assurance that we will be able to raise the debt and/or equity necessary to meet these requirements. Obtaining capital will be challenging, due to the current environment in the financial markets and current world instability. If adequate funds are not available or are not available on acceptable terms when required, we may be required to significantly curtail our operations and may not be able to fund our current production requirements — let alone fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance our products, or respond to competitive pressures. Any failure to obtain such additional financing could have a material adverse effect on our business, results of operations and/or financial condition. If additional funds are raised through the issuance of equity or convertible debt securities, our stockholders may experience dilution, and such securities may have rights, preferences and privileges senior to those of our common stock. If we borrow money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.

We face the following risks associated with our current credit facilities.
We currently have a $7.0 million USD revolving credit facility with a lender in the United States for financing our operations in the United States and a $3.5 million NZD credit facility with a lender in New Zealand for financing our operations in New Zealand. As of September 30, 2009, the total principal amount of indebtedness outstanding under the U.S. revolving credit facility was approximately $6.5 million USD and the total principal amount of indebtedness currently outstanding under the New Zealand credit facility was approximately $3.0 million NZD. In addition to these facilities, we have an $800,000 USD term loan from our United States lender currently outstanding in that principal amount, as well as three letters of credit that have been issued by such lender on our behalf in the amounts of $4.17 million USD, $500,000 USD and approximately $448,000 USD, respectively (of which over $4.6 million is secured by cash). Our New Zealand credit facility is secured by all of the property of DesignLine NZ. The U.S. financing arrangements are secured by substantially all of our assets.
The termination date for the New Zealand facility is December 31, 2009, and we are currently in compliance with all covenants of this facility. We expect to renew our credit facility with the same lender later this year.
With respect to our financing arrangements with our U.S. lender, the revolving credit facility matured on August 21, 2009 and the term loan matured on May 15, 2009. By letters dated October 6, 2009, the lender has required that we repay these credit facilities in full. We are currently negotiating with the lender to amend these agreements to extend these facilities, amend certain covenants with retroactive effect and waive prior defaults. There can be no assurances that these negotiations will be successful or that the lender will not commence legal proceedings against us or our assets. In the event an acceptable amendment is not consummated, we are currently in discussions with potential lenders to replace our existing U.S. lender. We intend to repay our U.S. financing arrangements in full by means of a replacement facility and/or with additional capital we raise in the future.
Our inability to secure an extension of our New Zealand credit facility or to repay or refinance it when it becomes due and/or our inability to secure an extension of our U.S. financing arrangements or to repay or refinance them would have a material adverse effect on our business, results of operations and financial condition.
We face the following risks associated with financing our operations.
We are subject to the normal risks (in the United States and in New Zealand) associated with debt financing, including:
•	the risk that our cash flow will be insufficient to meet required payments of principal and interest; and
•	the risk that we will not be able to renew, repay, or refinance our debt when it matures or that the terms of any renewal or refinancing will not be as favorable as the existing terms of that debt.
If we are unable to pay our obligations to our secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. In addition, any breach of the restrictions or covenants contained in our loan documents could cause an acceleration of our indebtedness. We may not have, or be able to obtain, sufficient funds to repay our indebtedness in full upon acceleration. Any failure to refinance our debt upon acceleration or at scheduled maturity on acceptable terms or at all will have a material adverse effect on our business, results of operations and financial condition.
Credit market volatility and illiquidity may affect our ability to extend, repay or refinance our credit facilities.
The credit markets have experienced extreme volatility during the last year, and worldwide credit markets have remained illiquid despite injections of capital by the federal government and foreign governments. Despite the capital injections and government actions, banks and other lenders, such as equipment leasing companies, have significantly increased credit requirements and reduced the amounts available to borrowers. Companies with low credit ratings may not have access to the debt markets until the liquidity improves, if at all. If current credit market conditions do not improve, we may not be able to access debt or leasing markets to finance our business plans.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.
As shown in our audited consolidated financial statements, we have incurred recurring losses from operations at the consolidated level due to, among other things, entering into three new geographic markets, opening two new plants, higher production costs as we ramped up production facilities and experienced lower levels of efficiency during the initial stage of production, research and development efforts and expansion of our sales, marketing, general and administrative expenses. Based on liquidity factors, our independent registered public accounting firm has issued its report in connection with the audit of our financial statements as of December 31, 2008 that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern. Management recognizes the need to raise production levels within each operating subsidiary to achieve operating profits and has secured significant contracts with multiple customers to accomplish this objective during 2009 and into 2010. In addition, management believes pricing for hybrid and diesel buses has been positioned to provide profitable earnings for us. To support this production growth, management has raised over $9.0 million since January 2009 and initiated efforts to increase our working capital through expanded credit facilities and capital raising activities. While we are taking actions that management believes will be sufficient to allow us to continue as a going concern and to improve our operating results and financial condition, there can be no assurance that such steps will be effective. If we are not able to continue as a going concern, it is likely that holders of our common stock will lose all of their investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty and have been prepared under the assumption that we will continue as a going concern.
Rising interest rates could materially and adversely affect the cost of our indebtedness.
We have incurred and may again in the future incur debt that bears interest at a variable rate. As of September 30, 2009, we have $6.5 million USD in debt under the U.S. credit facility that bears interest at a floating interest rate based on the 30-day LIBOR rate and $3.0 million NZD in debt under the New Zealand credit facility that bears interest at a floating interest rate based on the Reserve Bank of New Zealand’s 30-day bank bill rate. Accordingly, increases in interest rates would increase our interest costs, which could materially and adversely affect our results of operations and our ability to pay amounts due on our debt.
Risks Related to Our Business
We may not be able to sustain our historical growth rate; our rapid growth could strain our managerial, operational and financial resources; and our failure to manage our growth could cause our business to suffer.
We have experienced significant growth in a short period of time. Our revenues have increased from $3.6 million in 2006 to $28.8 million in 2008. As of December 31, 2006, we had one manufacturing facility in New Zealand with approximately 115 employees and the capacity to build approximately 65 buses per year. As of September 30, 2009, we had two new manufacturing facilities (a new, expanded facility in New Zealand and a new facility in Charlotte) with a total of 283 employees and the capacity to build approximately 350 buses per year without employing additional personnel. We may not be able to sustain similar growth rates in future periods. You should not rely on our operating results for any prior quarterly or annual period as an indication of our future operating performance. If we are unable to maintain adequate revenue growth, our financial results could suffer.
Our internal growth has placed substantial demands on our business, particularly our managerial, operational and financial personnel and systems. Additional internal growth may further strain our resources. We cannot assure you that our systems, procedures, controls and existing facilities will be adequate to support the expansion of our operations while maintaining adequate levels of customer service and satisfaction. Our future operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. Our failure to respond to and manage changing business conditions as we expand could diminish the quality of our products, result in the loss of customers and/or weaken our operating results.

We depend on revenues from a few significant contracts with large customers, and any loss or cancellation of, or any reduction or delay in, any of these contracts could significantly harm our business and financial results.
Historically, we have derived a significant portion of our revenue from a few significant contracts. In 2008, our top two customers in New Zealand and Australia accounted for approximately 88% of our total revenues. As of September 30, 2009, our top four customers in the United States accounted for approximately 80% of our total backlog and our top seven customers in New Zealand and Australia accounted for approximately 14% of our total backlog.
In the future, we may enter into one or more contracts that will constitute a significant portion of our revenue during the period of contract performance. If any of our significant current or future contracts were terminated or our work under those contracts was decreased, our revenues and net income could significantly decline. Our success will depend on our continued ability to develop and manage relationships with our significant customers. There is no assurance that we will be able to diversify our customer base and decrease revenue concentration in the near future. Our dependence on large orders from a relatively small number of customers makes our relationship with each customer critical to our business. We cannot assure you that we will be able to retain our largest customers, that we will be able to attract additional customers or that our customers will continue to buy our products and services in the same volumes as in prior years. In addition, many of our contracts contain provisions that allow our customers to terminate the contract for convenience. The loss of one or more of our largest customers, any reduction or delay in sales to these customers, or our inability to successfully develop relationships with additional customers could adversely affect our business, financial condition and/or results of operations.
If we are unable to fill our backlog of orders, or if our clients do not provide a “notice to proceed,” our business will be adversely affected.
We currently have a substantial backlog of orders, primarily under contracts with the City of Charlotte, the City of Los Angeles, the City of New York and the City of Baltimore. We define backlog as all bus purchases represented by executed customer contracts, whether or not we have been given a “notice to proceed” by our customers. If we are unable to satisfy our entire backlog of orders, we will not be able to fully recognize the revenues we expect from this backlog, and we could lose the underlying contracts, or if our customers do not provide us with a “notice to proceed” for the entire backlog of orders, we will not be able to fully recognize the revenues we expect from this backlog, either of which could have a material adverse effect on our business, financial condition and/or results of operations. Our total backlog is not necessarily indicative of future revenues. Because many factors affect the scheduling of projects and many of our contracts can be terminated for convenience, there can be no assurance as to when revenues will be recognized (if at all) on projects included in our total backlog. Our ability to convert backlog into recognizable revenue is inherently uncertain, and investors should not place undue reliance on such backlog amounts.
We depend on our suppliers, some of which are limited sources of supply, and the loss of these suppliers could materially and adversely affect our business, results of operations and/or financial condition.
Our design and development activities rely on extensive use of commercially available components. We currently obtain some of our critical components from limited sources and generally do not maintain significant inventories or generally have long-term or exclusive supply contracts with our vendors. If any of the commercially available components we use fails to perform as expected, or if our rights to use, modify and resell these components are restricted, we would have to find replacement components, and that could result in added expenses, schedule or delivery delays, customer dissatisfaction and/or damages being assessed against us, any of which could have a material adverse effect on our business, results of operations and/or financial condition.
We have experienced delays in receiving products from vendors from time to time due to lack of availability, quality control, manufacturing problems, shortages of materials or components, or product design difficulties. We may experience delays in the future, and replacement products may not be available when needed, or at all, or at commercially reasonable rates or prices. If we were to change some of our vendors, we would have to perform additional testing procedures on the product supplied by the new vendors and might have to reconfigure our products to integrate any new components, which could delay the availability of, or make unavailable, our products. Furthermore, our costs could increase significantly if we need to change vendors. If we do not receive timely deliveries of quality products, or if there are significant increases in the prices of these products, our business, financial condition and/or results of operations could be affected adversely. In addition, because we integrate many of our key vendors into the design and production stages of our products, we may lose certain design advantages, including faster design of prototypes, shorter production cycles, lower prices and enhanced system performance and reliability, if we lose any of these key vendors.

Our success depends on a limited number of key executives.
The success of our business strategy and our ability to operate profitably depends on the continued employment of our senior management team. The loss of the services of one or more of these key executives could have a material adverse effect on our business, financial condition and/or results of operations. There can be no assurance that we will be able to retain our existing senior management, attract additional qualified executives or adequately fill new senior management positions or vacancies created by expansion or turnover. While we have employment agreements with certain members of our senior management team, we do not maintain key-person life insurance policies on their lives. The loss of any of our senior management or key personnel could seriously harm our business.
Government funding programs and priorities can change quickly and in ways potentially adverse to our receipt of, and/or continued performance of, particular contracts.
Our principal customers are municipal and other local transit authorities, as well as private companies that contract with local and regional governments, all of whom rely on funding from various levels of government to purchase transit buses. While government funding for transit buses has been relatively stable in recent years, any change in government funding or legislation could severely curtail funding to our customers thereby adversely affecting our ability to procure new contracts and/or perform existing contracts. There can be no assurance that this funding will continue to be available at current levels, on the same terms or at all.
Other than funds provided under the ARRA, 80% of the total funding for purchases of new transit buses by municipalities in the United States is, subject to certain exceptions, provided by the federal government through allocations to the FTA. The legislation supporting this funding was passed in August 2005 and runs through September 2009. Although the U.S. Congress is currently working on an authorization bill to continue this federal funding, there can be no assurance that this funding will be continued or that governmental policy in the United States and abroad will not change in a manner that it is adverse to transit buses and/or favors funding of forms of public transit other than transit buses. Any decline in or changes to the terms of governmental funding for purchases of new transit buses could have a material adverse effect on our business, financial condition and/or results of operations.
Internationally, our customers are private operators that are awarded “turn key” operating contracts from local and regional governments. As with funding in the United States, there can be no assurance that this local and regional government funding will be continued or that governmental policy will not change in a manner that it is adverse to our business. Any decline in or changes to the terms of governmental funding for purchases of new transit buses could have a material adverse effect on our business, financial condition and/or results of operations.
Changes in tax policies and governmental incentives may reduce or eliminate the economic benefits that make our products attractive to customers.
In some jurisdictions, such as the United States and Australia, governments provide tax benefits and incentives to our customers for clean-air vehicles, including tax credits, rebates and reductions in applicable tax rates. Any reduction in, or elimination of, these tax benefits or incentives may have a material adverse effect on our business, financial condition and/or results of operations.
We may not be able to protect the intellectual property upon which we depend, and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.
Our ability to compete effectively will depend, in part, on our ability to protect our proprietary technologies, product and system designs and manufacturing processes. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. We rely on a combination of patents, trademarks, trade secrets, know-how, and policies and procedures related to confidentiality to protect our intellectual property.

Confidentiality agreements to which we are party may be breached, in which case we may not have adequate remedies. Our trade secrets may become publicly available without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.
Some of our intellectual property is not covered by any patents or patent applications. Moreover, in the case of patents issued, there can be no assurance that the claims allowed are, or will be, sufficiently broad to protect our technology or processes. Our patents may be also challenged or invalidated.
We do not know whether the U.S. Patent & Trademark Office (or similar agencies in other countries) will grant federal registrations based on our pending trademark applications. Even if federal registrations are granted to us, our trademark rights may be challenged. It is possible that our competitors or others will adopt trademarks similar to ours, thereby impeding our ability to maintain our brand identity and possibly leading to customer confusion.
Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue legal action to enforce our intellectual property rights, to protect our trademarks, trade secrets, domain names and/or other intellectual property rights and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark.
Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and could require the expenditure of a substantial amount of our financial resources.
If we are found to be infringing third party proprietary rights, we could be required to pay substantial royalties and/or damages. We do not know whether we will be able to obtain licenses to use the intellectual property at issue on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products and could require the expenditure of significant resources to develop or acquire non-infringing intellectual property, any of which could have a material adverse effect on our business, results of operations and/or financial condition.
We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could seriously harm our business.
Due to the specialized nature of our business, our future performance is highly dependent upon the continued services of our key engineering personnel and managers. Our future business depends upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for our operations. Competition for personnel is intense, and confidentiality and covenant-not-to-compete agreements may restrict our ability to hire individuals employed by other companies. Therefore, we may not be successful in attracting or retaining qualified personnel. Our failure to attract and retain qualified personnel could seriously harm our business, results of operations and/or financial condition. Furthermore, we may not be able to accurately forecast our needs for additional personnel, which could adversely affect our ability to grow.

Our operations could be adversely affected by interruptions of production that are beyond our control.
Our business, financial condition and/or results of operations may be adversely affected by certain events that we cannot anticipate or that are beyond our control, such as earthquakes, fires, floods, hurricanes, wars, terrorist attacks, computer viruses, pandemics, breakdowns or impairments of our information system or communication network, or other natural disasters and/or national emergencies that could curtail production at our facilities and cause delayed deliveries and canceled orders. We purchase components, raw materials, information technology and other services from many suppliers. Even if our facilities are not directly affected by such events, we could be affected by interruptions at our suppliers. Such suppliers may be less likely than our own facilities to be able to quickly recover from such events and may be subject to additional risks such as financial problems that limit their ability to conduct their operations. In addition, global supply disruptions, such as those caused by political or other dislocations, could lead to shortages of raw materials used in our buses or components, such as lithium used in our batteries. The inability to acquire critical components such as lithium batteries on commercially reasonable terms, or at all, could delay and/or increase the cost of manufacturing our buses and result in an adverse effect on our profitability.
Our business is substantially dependent on contracts that are awarded through competitive bidding processes.
Historically, we have sold the vast majority of our buses into the New Zealand and Australian markets to large private bus operators pursuant to contracts that are subject to competitive bidding. Going forward, we expect our U.S. operations to provide the majority of our revenues pursuant to contracts with municipal and other local transit authorities that also are subject to competitive bidding. Competition for, and negotiation and award of, contracts in the United States, New Zealand and Australia (and any additional markets we may enter in the future) present varied risks, including, but not limited to:
•	investment of substantial time and resources by management for the preparation of bids and proposals with no assurance that a contract will be awarded to us;
•	the requirement to certify as to compliance with numerous laws (for example, socio-economic, small business and domestic preference) for which a false or incorrect certification can lead to civil and criminal penalties;
•	the need to estimate accurately the resources and cost structure required to service a contract; and
•	the expenses and delays that we might suffer if our competitors protest a contract awarded to us, including the potential that the contract may be terminated and a new bid competition may be conducted.
If we are unable to win contracts awarded through the competitive bidding process, we may not be able to operate in the market for products and/or services that are provided under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, or if we fail to anticipate all of the costs and resources that will be required to secure and perform such contract awards, our growth strategy and our business, financial condition and/or results of operations could be materially and adversely affected.

Our ability to compete is largely dependent on our ability to innovate and integrate more effectively than our competitors, and our business could suffer if our competitors and/or our suppliers were to undergo significant consolidation or vertical integration that enabled them to innovate, integrate and/or source components more effectively than we do.
Our future prospects depend in part on our ability to take advantage of important trends in the HEV automotive and transportation industry. We are a relatively small systems innovator and integrator, and substantially all of the raw materials and components we use to manufacture our buses are commercially available to our competitors. We have benefited substantially from recent advancements in battery technology and supply, and we believe this trend will continue given our vehicle control system that can be easily modified to accept new, more advanced APU or batteries. However, the expanding availability of battery technology and supply (as well as federal funding which promotes research and development) also lowers the barriers to entry to other nimble competitors, which could lead to increased competition in our industry. Our ability to compete in our business is largely dependent on our ability to innovate, integrate and source components more effectively than our competitors. If our competitors and/or our suppliers were to undergo significant consolidation or vertical integration that enabled them to innovate, integrate and/or source components more effectively than we do, our ability to compete could be significantly impaired.
Current requirements under “Buy America” legislation may change and/or become more onerous.
Manufacturers of new buses for use in the United States must comply with “Buy America” legislation in order for new bus purchases to qualify for federal funding. “Buy America” legislation requires that buses purchased with federal funds contain a minimum of 60% U.S. content by cost and that final assembly take place in the United States. There can be no assurance that the current “Buy America” requirements will not change and/or become more onerous. Alternatively, should “Buy America” requirements become less stringent, foreign competitors without significant U.S. operations may be able to penetrate the U.S. market and gain market share. Any changes in “Buy America” legislation may have a material effect on our business, financial condition and/or results of operations.
We face significant competition in the mass transit bus industry, and many of our competitors have longer operating histories, more established products and greater resources than we do.
We face substantial competition in the mass transit bus industry in the United States and abroad. Several of our competitors have substantially greater financial, research and development, engineering, manufacturing and marketing resources than we do, as well as relationships with our primary current and prospective customers that have existed for decades. At present, we believe we have a competitive and comparative advantage in hybrid and electric transit bus technology relative to our competitors. However, significant effort and capital will be required to maintain this advantage. Several companies are actively developing and marketing products that already compete against ours, or may soon do so. Our primary competitors currently include: New Flyer Industries, Inc., Gillig Corporation, DaimlerChrysler Commercial Buses (Orion Bus Industries), North American Bus Industries, Volvo Bus Corporation (Nova Bus), Custom Coach and Volgren.
We expect to face additional competition from large, experienced, diversified firms as well as other highly resourceful small business concerns. If any of these competitors is able to respond more quickly to new or emerging technologies or market developments than we do, our competitive position may suffer. Additionally, our larger competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence, price and/or the availability of key professional personnel and customer support. In addition, if one of our competitors were to vertically integrate all aspects of an HEV transit bus manufacturing operation, it may be able to deliver its products at a lower price. Our competitors may establish relationships among themselves or with third parties that substantially improve their competitive position relative to ours.
There can be no assurance that we will be able to compete successfully against our current or future competitors. Increased competition is likely to result in price reductions, reduced gross profit margins and loss of market share, any of which would have a material adverse effect on our business, financial condition and/or results of operations.

We use estimates in our accounting, and changes in our estimates could adversely affect our financial results.
Contract and program accounting requires judgment relative to assessing risks, including risks associated with customer-directed delays and reductions in scheduled deliveries, unfavorable resolutions of claims and contractual matters, judgments associated with estimating contract revenues and costs, and assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complicated and subject to many variables. We have to make assumptions regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. Because of the significance of the judgments and estimation processes we use, we could record materially different amounts if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect our future financial performance.
If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in our financial reporting.
Our independent registered public accounting firm has communicated to the board of directors of Former DesignLine that, as of December 31, 2008, there were certain deficiencies in the internal control structure of Former DesignLine that were considered to be “significant deficiencies.” The accounting firm did not audit our internal controls over financial reporting; however, this audit procedure will be required in the future under the Securities and Exchange Commission (“SEC”) regulations slated to become applicable to smaller reporting companies like us.
A “significant deficiency” is defined as a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is more than a remote likelihood that a material misstatement of the entity’s financial statements will not be prevented or detected by the entity’s internal controls. The accounting firm recommended that we adopt a comprehensive plan to improve our internal control environment in order to comply with SEC requirements. Starting in the second quarter of 2009, we hired additional finance personnel and have begun developing and implementing the internal controls and reporting procedures necessary to comply with the SEC’s regulations.
Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we could be subject to regulatory action or other litigation and our operating results could be harmed. We are required to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which requires our management to annually assess the effectiveness of our internal control over financial reporting. Based on the recent extension of time announced by the SEC, our independent registered public accounting firm will be required to issue an attestation report on our internal control over financial reporting beginning with our fiscal year ending after June 15, 2010.
Our current business, operations and accounting are substantially more complex than those of the predecessor shell company. As a private company, DesignLine International Holdings, LLC, our predecessor company, was not subject to the internal control requirements defined by Section 404 of the Sarbanes-Oxley Act. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current.
If we are unable to maintain the adequacy of our internal controls, as those standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and cause investors to lose confidence in our reported financial information, either of which could adversely affect the value of our common stock.

As a public company, we will incur significant increased operating costs and our management will be required to devote substantial time to new compliance initiatives.
As a private company, DesignLine International Holdings, LLC, our predecessor company, did not incur the significant legal, accounting and other expenses that it will now incur as a public company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, The Nasdaq Stock Market, Inc. and the New York Stock Exchange have imposed various new requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
Although management has significant experience in the mass transit bus industry, it has only limited experience operating DesignLine as a public company. To operate effectively, we will be required to continue to implement changes in certain aspects of our business and develop, manage and train management level and other employees to comply with on-going public company requirements. Failure to take such actions, or delay in the implementation thereof, could have a material adverse effect on our business, financial condition and/or results of operations.
We may engage in strategic transactions that could result in significant charges and management disruption, and fail to enhance stockholder value.
From time to time, we may consider and engage in strategic transactions and alternatives with the goal of maximizing stockholder value. These strategic transactions may entail a high degree of risk. We will continue to evaluate potential strategic transactions and alternatives that we believe may enhance stockholder value. These potential future transactions may include a variety of different business arrangements, including acquisitions, spin-offs, strategic partnerships, joint ventures, licenses, restructurings, divestitures, business combinations and investments. Although our goal is to maximize stockholder value, these transactions involve significant risks and uncertainties. These risks and uncertainties include:
•	the difficulty of integrating newly-acquired businesses and operations in an efficient and effective manner;
•	the risk of incurring non-recurring or other charges;
•	the challenges in achieving strategic objectives, cost savings and other benefits expected from acquisitions;
•	the risk that our markets do not evolve as anticipated and the technologies acquired do not prove to be those needed to be successful in those markets;
•	the potential loss of key employees of the acquired businesses;
•	the risk of diverting the attention of senior management from the operation of our business;
•	the risk of entering markets in which we have less experience; and
•	the risk of potential disputes concerning indemnities and other obligations that could result in substantial costs and further divert management’s attention and resources.
Any failure to integrate strategic acquisitions successfully could harm our business, financial condition and/or results of operations. Furthermore, to complete future acquisitions, we may issue equity securities, incur debt, assume contingent liabilities, or have amortization expenses and write-downs of acquired assets, which could cause our earnings per share to decline.

Substantially all of our contracts are fixed-price contracts, which could subject us to losses if we are not able to perform within the fixed prices that we have negotiated for our contracts.
All of our revenues in fiscal year 2008 were derived from fixed-price contracts. Fixed-price contracts enable us to benefit from cost savings. While we have provisions in all of our multi-year contracts allowing certain price adjustments based upon, among other things, the consumer price index and certain extraordinary cost events, we carry the burden of covering our costs in excess of the negotiated fixed prices, as adjusted. If our initial estimates are incorrect, we can lose substantial sums on these contracts. In addition, some of our contracts have provisions relating to audit rights and certain other conditions, which if we fail to meet the terms specified in those contracts, then we may not realize their full benefits. Our financial condition and results of operations depend on our ability to maximize our earnings from our contracts. Lower earnings caused by increased costs, particularly those in excess of the fixed prices of the contracts, and cost control problems would have a material adverse effect on our financial condition and results of operations.
We may incur material losses and costs as a result of product warranty costs.
We are subject to product warranty claims in the ordinary course of our business. We provide warranty that complies with FTA funding guidelines, which is comprised of a 12-year warranty on our bus structure and a one-year bumper-to-bumper warranty. In addition, we offer to our customers all warranties provided by our component manufacturers that exceed the one-year base warranty and offer extended warranty options to our customers. Certain other extended warranties for major subsystems are purchased from the component suppliers for the benefit of our customers. In the United States market, we are responsible for providing all warranty services to our customers even if our component suppliers cannot or will not perform their obligations under their respective warranty service agreements with us, in which case we may have claims against the component suppliers. We price ongoing warranty costs into our bus purchase contracts. If we produce poor quality products, develop new product with deficiencies or incorporate components that are defective or fail to perform as expected, or if our component suppliers cannot or will not perform their obligations under their respective warranty service agreements with us, we may incur material unforeseen costs in excess of what we have provided for in our contracts or reserved in our financial statements.
We may incur material losses and costs as a result of product liability claims.
We are subject, in the ordinary course of business, to litigation involving product liability and other claims against us related to personal injury and warranties (including wrongful death). If we manufacture a defective product or damages arise that are not covered by warranty provisions, we may experience material product liability losses in the future. In addition, we may incur significant costs to defend product liability claims. We could also incur damages and significant costs in correcting any defects, lose sales and suffer damage to our reputation. Our product liability insurance coverage may not be adequate for any liabilities we could incur and may not continue to be available on terms acceptable to us. Significant product liability claims could have a material adverse effect on our business, financial condition and/or results of operations. Moreover, the adverse publicity that may result from a product liability claim or perceived or actual defect with our products could have a material adverse effect on our ability to successfully market our products.
Our insurance coverage may be inadequate to cover all significant risk exposures.
We are exposed to liabilities that are unique to the products we provide. While we maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and/or results of operations.

Production delays may result in liquidated damages under contracts with our customers.
Bus manufacturing contracts in the mass transit bus industry typically include liquidated damages provisions that result in fines on a per-bus-per-day basis when buses are not delivered to the customer by the deadline specified in the contract. Although we actively manage such deadlines, we may incur fines as a result of production interruptions or otherwise, and such fines may have a material adverse effect on our business, financial condition and/or results of operations.
We may not be able to maintain performance bonds or letters of credit required by our contracts or obtain performance bond and letters of credit required for new contracts.
In the United States, many municipalities and local transit authorities require suppliers to obtain performance bonds from surety companies or letters of credit to ensure that suppliers will perform under purchase agreements. There is no guarantee that we will be able to access the performance bond market in the future. There can be no assurance that our customers will not require additional performance security in the future or that either letters of credit or performance bonds will continue to be available to us as security for performance of our contracts or, if available, on favorable terms (including cost) to us. If the amount of performance security we are required to provide significantly increases or if adequate performance security is not available or if the terms or costs of such security are too onerous, we may lose existing contracts and may not be able to bid on many new contracts, which could result in a material adverse effect on our business, financial condition and/or results of operations.
Our international business is subject to the risks of doing business in foreign countries.
Our international business exposes us to certain unique and potentially greater risks than our domestic business, and our exposure to such risks may increase if our international business continues to grow. Our international business is subject to local government regulations and procurement policies and practices, including the following:
•	the complexity and necessity of using foreign agents, representatives, distributors, partners, consultants, suppliers and subcontractors;
•	regulations relating to import-export control, investments, employment, accounting, taxation, financing arrangements, payment arrangement, exchange controls, repatriation of earnings, dispute resolution and requirements to expend a portion of program funds locally;
•	the difficulty of managing and operating an enterprise spread over various countries, including delays in placing orders, inventory build-up and slower collection of accounts receivables leading to increased working capital needs;
•	risks to our employees or contractors who are working in foreign locations; and
•	economic and geopolitical developments and conditions, including international hostilities, acts of terrorism and governmental reactions, inflation, trade relationships, changes in governments and military and political alliances.
While these factors and their effects are difficult to predict, any one or more of these factors could adversely affect our business, results of operations and/or financial condition.

We are exposed to foreign currency risks that arise from normal business operations.
We report our revenues and results of operations in the U.S. Dollar, but a significant portion of our revenues has historically been earned outside of the United States due to operation of our New Zealand facility. Although we expect revenues from our U.S. operation to grow and represent a majority portion of our net revenue in the future, we anticipate that revenues from our New Zealand operation and other non-U.S. target markets will continue to represent a significant portion of our net revenue. Accordingly, we are and will continue to be exposed to foreign currency risks that arise from our normal business operations, which include the translation of local currency balances of our Company and DesignLine NZ, intercompany loans with DesignLine NZ and transactions denominated in foreign currencies. Fluctuations in the value of the U.S. Dollar relative to New Zealand Dollar and other currencies impact our revenues, cost of revenues and operating margins and result in foreign currency transaction gains and losses. To date, we have not engaged in exchange rate hedging activities. Even if we were to implement hedging strategies to mitigate this risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications. Additionally, our competitive position may be affected by the relative strength of the currencies in countries where our products are sold. We cannot predict whether foreign currency exchange risks inherent in doing business in foreign countries will have a material adverse effect on our operations and financial results in the future.
We may not be able to keep pace with technological changes, which would make our products and services non-competitive and obsolete.
We expect that the market for hybrid and electric transit buses will be characterized by rapidly changing technologies, frequent new product introductions and evolving industry standards. If we are unable — for technological or other reasons — to develop, introduce and market new products or enhancements to existing products in a timely manner or in response to changing market conditions or customer requirements, our products and services would become non-competitive and obsolete, which would harm our business, results of operations and/or financial condition.
We also may not be able to develop the underlying core technologies necessary to create new products and enhancements or to license these technologies from third parties. Product development delays may result from numerous factors, including:
•	changing product specifications and customer requirements;
•	difficulties in hiring and retaining necessary technical personnel;
•	difficulties in allocating engineering resources and overcoming resource limitations;
•	difficulties with suppliers;
•	changing market or competitive product requirements; and
•	unanticipated engineering complexities.
We expect to incur costs related to research and development activities, which could reduce our profitability.
Our future growth depends on our ability to adapt to the evolving market for hybrid and electric transit buses. Accordingly, to maintain our competitive position, we must continue the timely development and introduction of new products and the enhancement of existing products, which require us to incur research and development costs. We expect to continue to spend discretionary funds on research and development activities in the near future. The amount of funds spent on research and development activities is dependent on the amount and mix of customer funded development (if any), the types of technology being developed and the affordability of the technology being developed. Because we account for costs related to research and development as operating expenses, these expenditures will adversely affect our earnings in the near future. Our research and development activities may not produce successful results, which could materially harm our business, financial condition and/or results of operations.
Our business is subject to numerous federal, state and local regulations.
In the United States, New Zealand and Australia and our other targeted markets, we are subject to numerous federal, state and local regulations governing the manufacture and sale of our products, including various government regulations described in detail under the caption “Business — Regulatory Matters.” These legislative and regulatory requirements have had a significant impact on the mass transit bus manufacturing industry and continue to affect the structure of the industry, the location of manufacturing facilities, the sourcing of parts and materials and the source of funding for bus purchases. Although we believe that we are in material compliance with all applicable federal, state and local regulations, we cannot provide any assurance that we will be able to continue to meet all regulatory requirements. Failure to comply with any applicable regulatory requirement could have a material adverse effect on our business, financial condition and/or results of operations.

Risks Related to Ownership of our Common Stock
There is currently no liquid trading market for our common stock. Consequently, any trading in our shares may have a significant effect on our stock price.
Although our common stock has been available to be traded on the OTC Bulletin Board since January 18, 2008, as of the date of this report, very few (if any) shares have changed hands. As a result, any trading price of our common stock on the OTC Bulletin Board prior to the date of this report is not an accurate indicator of the trading price of our common stock after the date of this report.
As of the date of this report, there were 44,235,028 shares of our common stock outstanding. Of this amount, 36,115,028 shares constituted “restricted securities” acquired pursuant to the Merger that, absent registration of their subsequent sale or an available exemption from registration, will not be transferable prior to the first anniversary of the date of this report. The remaining 8,120,000 shares (collectively the “SB-2 Shares”) are covered by a registration statement on Form SB-2 (No. 333-148735) filed with the SEC on January 18, 2008, effective as of February 27, 2008, and may be “freely tradable” unless these shares are held or acquired by persons who are considered to be our “affiliates.” Given this very small number of freely tradable SB-2 Shares, any trading in our shares could have a significant effect on our stock price.
The holders of the SB-2 Shares are subject to a lock-up provision that prohibits their sale at a price less than $3.75 per share until the earlier to occur of November 16, 2009 or the closing of $20.0 million in financing. Following any sales made in compliance with this lock-up provision and/or the expiration of this lock-up provision, there is no minimum sales price restriction on subsequent sales of our shares.
The holders of the 8,120,000 SB-2 Shares are subject to a lock-up provision that prohibits their sale at a price less than $3.75 per share prior to the earlier to occur of (a) November 16, 2009 or (b) the date we raise at least $20.0 million of additional capital (whether by means of a public offering, private offering, new credit facility or any combination of the foregoing). However, purchasers of the SB-2 Shares in subsequent transactions will not be subject to this restriction and will be free to resell these shares at any price.
If a trading market for our shares does not develop at a price at or above $3.75 per share during the period that the lock-up provision remains in force, then the holders of the SB-2 Shares would be prohibited from selling their shares until the lock-up expires, which would further impair the development of a liquid trading market for our shares.
We cannot provide any assurance that a liquid market for our shares will ever develop or be sustained.
There is no assurance that a trading market will ever develop for our shares or, if such a market does develop, that it will continue. As a result, investors may be unable to sell their shares of our common stock. We cannot predict how liquid the market for our common stock might become. We plan to apply for listing of our common stock on either the NYSE Amex Equities, The NASDAQ Capital Market or another national securities exchange as soon as we believe we can satisfy the initial listing standards for such exchange. Currently, we do not satisfy the initial listing standards of any such exchange, and we cannot provide any assurance that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange.
Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remains quoted on the OTC Bulletin Board or is suspended from the OTC Bulletin Board, then (a) the trading price of our common stock could suffer; (b) the trading market for our common stock may be less liquid; and (c) our common stock price may be subject to increased volatility. Furthermore, for companies whose securities are quoted on the OTC Bulletin Board, it is more difficult to (1) obtain accurate quotations; (2) obtain coverage for significant news events because major wire services generally do not publish press releases about such companies; and (3) obtain needed capital.

Our stock price may be volatile.
The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:
•	limited “public float” in the hands of a small number of persons whose sales (or lack of sales) could result in positive or negative pricing pressure on the market price for our common stock;
•	actual or anticipated variations in our quarterly operating results;
•	changes in our earnings estimates;
•	our ability to obtain adequate working capital financing;
•	changes in market valuations of similar companies;
•	publication (or lack of publication) of research reports about us;
•	changes in applicable laws or regulations, court rulings, enforcement and legal actions;
•	loss of any strategic relationships;
•	additions or departures of key management personnel;
•	actions by our stockholders (including transactions in our shares);
•	speculation in the press or investment community;
•	increases in market interest rates, which may increase our cost of capital;
•	changes in our industry;
•	competitive pricing pressures;
•	our ability to execute our business plan; and
•	economic and other external factors.
In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.
You may experience dilution of your ownership interests if we issue additional shares of our common stock in the future.
We may in the future issue additional shares resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue up to 75,000,000 shares of common stock. As of the date of this report, we have a total of 44,235,028 shares outstanding.
The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock, if a market for our stock were to develop. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future offerings of our securities for capital raising purposes, adoption of an equity incentive plan or for other business purposes.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.
If our stockholders sell substantial amounts of our common stock in the public market — including upon the effectiveness of a registration statement, the expiration of statutory holding periods or the exercise of outstanding options or warrants — it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could diminish our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.
Because we became public by means of a reverse merger, we may not be able to secure the services or support of major brokerage firms.
There may be risks associated with our becoming a public company by means of a “reverse merger” transaction into a public shell company rather than by more traditional means (such as an initial public offering through a firm commitment underwriting led by a syndicate of investment banks). Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive for their firms to recommend the purchase of our common stock. Moreover, the internal policies of major brokerage firms may restrict or prohibit securities analysts and/or investment bankers from working with companies that have become public by means of a reverse merger transaction or which trade on the OTC Bulletin Board. No assurance can be given that brokerage firms will, in the future, want to provide research coverage or provide investment banking services to our post-Merger company.
Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.
Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended. The SEC has adopted regulations, which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. These rules require, among other things, that brokers who trade penny stocks to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our shares.
We have not paid dividends in the past and do not expect to pay dividends in the future.
We have never paid cash dividends on our common stock and do not anticipate doing so in the near future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on investment will only occur if our stock price appreciates. Our existing U.S. credit facility restricts our ability to pay cash dividends on our common stock, and we may also enter into other credit agreements or other borrowing arrangements in the future that restrict our ability to declare or pay cash dividends on our common stock.

Following the Reincorporation, provisions in our new charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.
After the Reincorporation is effected, we plan to amend our certificate of incorporation and bylaws as part of our new corporate governance program. Provisions in our new certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:
•	Our board of directors will be expanded to nine members and be divided into three classes — Class I, Class II and Class III. Except for the initial Class I and Class II directors, whose terms expire in one and two years, respectively, the directors in each class will serve for a three-year term, one class being elected each year by our stockholders. Once elected, directors may be removed only for cause and only by the affirmative vote of at least a majority of our outstanding common stock. Our bylaws will also provide that all vacancies on our board may be filled by a majority of the remaining directors. These director removal and vacancy provisions make it more difficult for stockholders to remove incumbent directors and simultaneously gain control of the board by filing vacancies created by such removal with its own nominees.
•	Our stockholders may not act by written consent. As a result, a holder, or holders, controlling a majority of our capital stock would not be able to take certain actions without holding a stockholders’ meeting.
•	Our new certificate of incorporation will prohibit cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.
•	Stockholders must provide advance notice to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
As a Delaware corporation, we will be also subject to certain Delaware anti-takeover provisions. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us.
We may be influenced by founders and other investors whose interests in our business may be different than our other stockholders.
Our top four stockholders, consisting of our Chief Executive Officer and three former directors, beneficially own in the aggregate approximately 35% of our outstanding common stock as of the date of this report. To the extent the top four stockholders collectively exercise their stockholder rights, they may be able to influence our affairs. As a result, acting collectively, the top four stockholders may influence the appointment of our management, the payment of dividends, decisions on our financing and capital raising activities, the entering into mergers, acquisitions, sales of assets and other extraordinary transactions. The interests of the top four stockholders could conflict with our other stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements in this report that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond our control that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those forward-looking statements. These risks are detailed under the caption “Risk Factors” elsewhere in this report. Please also see the cautionary statements under the caption “Note Regarding Forward-Looking Statements” elsewhere in this report.
Overview
We are a leading manufacturer of hybrid, electric, alternative fuel and diesel mass transit buses, as well as electric trolleys. We have over 20 years of operating history and experience in the mass transit bus industry. We introduced our first prototype hybrid bus and placed our first fleet of hybrid buses into service in 1998. We have built a strong brand reputation for quality, reliability and technical superiority. In August 2006, we formed DesignLine International Holdings, LLC, a Delaware limited liability company, to acquire the original DesignLine operations in New Zealand and to expand the business to North America and other world markets. We are headquartered in Charlotte, North Carolina and have two operating subsidiaries: DesignLine USA, LLC (located in Charlotte) and DesignLine International Holdings (NZ) (located in Rolleston, New Zealand). In October 2009, Jasper Ventures Inc., a Nevada publicly traded corporation, acquired Former DesignLine. Jasper Ventures then discontinued its previous business activities and succeeded to the business of DesignLine as its sole line of business.
Recent Developments
During 2007 and 2008, we made significant progress in our plans to develop our North American business and operations. DesignLine USA introduced its first hybrid demonstration vehicles to the U.S. transit market in May 2007 and opened its manufacturing facility in late 2008. Marketing efforts during 2007 and 2008 resulted in the award of several significant contracts. In November 2008, DesignLine USA entered into a contract with the New York City Transit Authority, the single largest transit operation in the United States, to produce 90 hybrid buses. Since that first contract, we have built a total backlog of 458 buses in the United States as of September 30, 2009.
During 2007 and 2008, we have also made significant progress in our New Zealand operations. DesignLine NZ entered the previously untapped export market of Australia, a significant growth opportunity for the Company. Also, we dedicated significant resources to improving the efficiency of DesignLine NZ’s production and assembly processes and to lowering production costs.
In June 2009, we entered into an agreement with Modern Arabian Business Company (“MABCO”) to acquire the rights to sell our proprietary hybrid and electric technologies and overall vehicle designs within a defined geographical region in the Middle East and North Africa. As a result of MABCO’s efforts, we acquired several customer relationships that MABCO developed in the region. Several governmental and transit agencies in this region have recently expressed interest in quickly moving from fossil-fuel based mass transit buses to all electric buses. We believe that the relationships that MABCO developed will provide us with the ability to gain market share in the region and demonstrate the capabilities of our all electric bus technology in a very demanding operational environment. In exchange for these rights and customer relationships, we issued 1,133,000 ownership units to MABCO along with the right to acquire an additional 400,000 shares in the event that Former DesignLine becomes a publicly traded company.
On September 3, 2009, we purchased certain assets from Transportation Techniques, LLC for a purchase price consisting of a $750,000 promissory note and 880,000 shares of our common stock. The promissory note, is secured by a lien on the patents acquired, bears interest at 3.25% per annum and matures on December 15, 2009. The acquired assets consist of intellectual property related to hybrid and electric technologies and certain other related assets.

The following discussion is a summary of certain factors that management considers important in reviewing our results of operations, liquidity and capital resources. This discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.
Results of Operations
Comparison of Results of Operations for Three and the Six Month Periods Ended July 4, 2009 and June 30, 2008
The following table contains results of operations for the three and six-month periods ended July 4, 2009 and June 30, 2008, and the percentage changes for those periods:

	For the Three Month			For the Six Month
	Period Ended			Period Ended
	July 4, 2009	June 30, 2008	Change	July 4, 2009	June 30, 2008	Change
Sales	$14,424,518	$7,382,751	95.4%	$22,043,190	$13,156,867	67.5%
Cost of Sales	12,964,799	6,412,863	102.2%	20,891,549	10,959,212	90.6%

Gross Profit	1,459,719	969,888	50.5%	1,151,641	2,197,655	(47.6)
Gross Margin	10.1%	13.1%		5.2%	16.7%

General and Administrative Expenses	(1,831,405)	(1,800,295)	1.7%	(3,686,324)	(3,539,997)	4.1%

Operating Loss	(371,686)	(830,407)	(55.2%)	(2,534,683)	(1,342,342)	88.8%

Other Expense	(5,902)	(10,211)	(42.2%)	(8,915)	(13,380)	(33.4%)
Interest Income	27,038	5,819	364.7%	44,031	7,717	470.6%
Interest Expense	(227,039)	(84,387)	169.0%	(400,882)	(164,013)	144.4%

Net Loss	$(577,589)	$(919,186)	(37.2%)	$(2,900,449)	$(1,512,018)	91.8%

Buses Sold	56	46	21.7%	98	84	16.7%
Sales: During the second quarters of 2009 and 2008, the percentages of the Company’s revenues generated by DesignLine NZ were 72% and 100%, respectively. Sales of buses represented 97% and 100% of DesignLine NZ’s total revenues during the second quarters of 2009 and 2008, respectively. All of DesignLine USA’s revenues were related to the sales of buses. Sales of buses and bus parts increased by 95.4%, from $7,382,751 in the second quarter of 2008 to $14,424,518 in the second quarter of 2009, due to the continued growth of DesignLine NZ sales and increased production by DesignLine USA. DesignLine NZ shipped 55 buses in the second quarter of 2009, an increase of 19.6% over the 46 buses shipped in 2008. The average selling price per bus for DesignLine NZ sales also improved during the second quarter of 2009 compared to the second quarter of 2008. This increase was due primarily to an improved mix of orders for more expensive buses. These positive results for DesignLine NZ were offset by the negative impact of foreign currency on the translation of DesignLine NZ sales into the U.S. Dollar. During the fiscal second quarters presented, the New Zealand Dollar depreciated approximately 22.3% against the U.S. Dollar. DesignLine USA was in the initial stages of production in early 2008 and did not recognize any revenues. During the second quarter of 2009, DesignLine USA shipped its first bus and recognized long-term contract revenues on production in progress.
During the first six months of 2009 and 2008, the percentages of the Company’s revenues generated by DesignLine NZ were 74% and 100%, respectively. Sales of buses represented 97% and 100% of DesignLine NZ’s total revenues during the first half of 2009 and 2008, respectively. All of DesignLine USA’s revenues were related to the sales of buses. Sales of buses and bus parts increased by 67.5%, from $13,156,867 in the first half of 2008, to $22,043,190 in the first half of 2009. DesignLine NZ shipped 97 buses in the first half of 2009, an increase of 15.5% over the 84 buses shipped in the first half of 2008 as well as the previously-mentioned improvement in the sales mix. These positive results for DesignLine NZ were offset by the negative impact of the approximately 27.3% depreciation of the New Zealand Dollar against the U.S. Dollar during the six month periods presented.

Gross Profit: Gross profit increased by 50.5%, from $969,888 in the second quarter of 2008 to $1,459,719 in the second quarter of 2009, primarily due to the increase in sales volume of DesignLine NZ as well as improvements in operating costs. The improvements from higher sales volumes were offset by the higher production costs of DesignLine USA due to low production volumes as the United States operations developed, resulting in a decline in gross margin, from 13.1% in the second quarter of 2008 to 10.1% in the second quarter of 2009.
DesignLine USA experienced higher production costs during the first quarter of 2009 as it ramped up its production facility and experienced lower levels of efficiency during the initial stages of production. In addition, DesignLine NZ’s production costs were higher in the first quarter of 2009 due to lower efficiencies as a result of relocating its production from the Ashburton facility to the new Rolleston facility. As a result, gross profit decreased by 47.6%, from $2,197,655 in the first half of 2008 to $1,151,641 in the first half of 2009. Gross margin declined as a result, from 16.7% in the first half of 2008 to 5.2% in the first half of 2009.
General and Administrative Expenses: General and administrative expenses increased 1.7%, from $1,800,295 in the second quarter of 2008 to $1,831,405 in the second quarter of 2009, and 4.1%, from $3,539,997 in the first half of 2008 to $3,686,324 in the first half of 2009. DesignLine USA general and administrative expenses increased as sales and marketing efforts in the U.S. increased to generate new business. The Company is also expanding its corporate infrastructure to provide the appropriate staffing and resources to support its plans for growth.
Interest Income: The increase in interest income from $5,819 in the second quarter of 2008 to $27,038 in the second quarter of 2009, and from $7,717 in the first half of 2008 to $44,031 in the first half of 2009 reflected the higher cash balances, due to customer advances on contracts, available for investment during 2009.
Interest Expense: Interest expense increased by 169.0%, from $84,387 in the second quarter of 2008, to $227,039 in the second quarter of 2009, and by 144.4%, from $164,013 in the first half of 2008 to $400,882 in the first half of 2009. The increases primarily reflect higher overall debt balances as DesignLine USA drew upon a line of credit to fund working capital needs as it ramped-up production operations in 2009.
Inflation and Changing Prices: The majority of the Company’s buses are sold under multi-unit contracts in which the price is fixed for the number of units ordered. As a result, the Company issues purchase orders to its suppliers for an appropriate number of the more significant parts, components and raw materials to cover the units to be sold at fixed prices. There are risks that suppliers will not be able to fulfill the purchase orders and that a resulting increase in the cost of the Company’s parts, components and raw materials could have a material effect on operations.
Comparison of Results of Operations for the Years Ended December 31, 2008 and December 31, 2007

	For the Year Ended December 31,
	2008	2007	Change
Sales	$28,811,793	$18,421,241	56.4%
Cost of Sales	24,080,073	17,828,071	35.1%

Gross Profit	4,731,720	593,170	697.7%
Gross Margin (Percent of Sales)	16.4%	3.2%
General and Administrative Expenses	(7,861,052)	(5,239,934)	50.0%
Research and Development Expenses	—	(685,291)	N/A

Operating Loss	(3,129,332)	(5,332,055)	(41.3%)
Other Expense	(62,963)	—	N/A
Interest Income	7,860	102,565	(92.3%)
Interest Expense	(401,656)	(229,368)	75.1%

Net Loss	$(3,586,091)	$(5,458,858)	(34.3%)

Buses Sold	179	113	58.4%

Sales: All of the Company’s sales during 2008 and 2007 were generated by DesignLine NZ. Sales of buses represented 98% of total revenues during both 2008 and 2007. Sales of buses and bus parts increased by 56.4%, from $18,421,241 in 2007 to $28,811,793 in 2008 due to the continued growth of DesignLine NZ sales in the domestic market of New Zealand as well as the export market of Australia. DesignLine NZ shipped 179 buses in 2008, an increase of 58.4% over the 113 buses shipped in 2007. The impact of the increase in the number of buses shipped on sales was partially offset by the negative impact of foreign currency on the translation of DesignLine NZ sales into the U.S. Dollar. During the periods presented, the New Zealand Dollar depreciated approximately 2.9% against the U.S. Dollar. DesignLine USA commenced operations in 2008 and did not record any sales during the year.
Gross Profit: Gross profit increased by 697.7%, from $593,170 in 2007 to $4,731,720 in 2008, primarily due to the increase in sales volume of DesignLine NZ as well as improvements in operating costs. The Company dedicated significant resources to improving the efficiency of DesignLine NZ’s production and assembly processes and to lowering production costs during 2008. Gross profit also improved due to increased absorption of fixed production costs with the higher production levels. These improvements resulted in an improvement in gross margins, from 3.2% in 2007 to 16.4% in 2008.
General and Administrative Expenses: General and administrative expenses were $7,861,052 in 2008, an increase of 50.0% over the $5,239,934 of expense in 2007, primarily due to the formation of DesignLine USA in early 2008 and the opening of the new manufacturing facility and office space in Charlotte in late 2008. With the planned growth of the DesignLine USA business, general and administrative expenses increased significantly due to sales and marketing efforts as well as additional administrative and customer support functions that were put into place.
Research and Development Expenses: Research and development expenses were $685,291 in 2007. These expenses primarily reflected the Company’s efforts to develop its proprietary hybrid technology. In late 2007, all research and development resources were redirected to configure an HEV system to the vehicle design specifications of the New York City Transit Authority. The associated costs will be recognized over the term of the New York City contract in accordance with the Company’s inventory and revenue recognition policies.
Interest Income: The decrease in interest income from $102,565 in 2007 to $7,860 in 2008 reflected the lower cash balances available for investment during 2008. Capital contributions made by members in 2006 (when Former DesignLine was formed) were drawn upon to fund operations throughout 2007 and 2008.
Interest Expense: Interest expense of $401,656 in 2008 represented an increase of 75.1% over expense of $229,368 in 2007. This increase was primarily due to the higher overall debt balances as DesignLine USA drew upon a line of credit to fund working capital needs as it ramped-up production operations in 2008.
Other Comprehensive Income: The Company recorded currency translation losses of $1,796,963 in 2008 and currency translation income of $465,215 in 2007. The translation income and losses result from the process of translating DesignLine NZ’s period end financial statement balances and periodic results into the U.S. Dollar. During 2008, the New Zealand Dollar depreciated significantly against the U.S. Dollar. Translation income and losses are recorded in the equity section of the Company’s consolidated balance sheets within accumulated other comprehensive (loss) income.
Liquidity and Capital Resources
To fund our current production requirements and future growth in our targeted markets, we will need a substantial amount of capital. We estimate that any capital we need to fund the near-term production and planned development will need to come from future equity or debt financing. Obtaining capital will be challenging, due to the current environment in the financial markets and current world instability, and there is no guarantee we will be successful in raising the necessary capital. Our current liquidity and capital resources are limited. Our $7.0 million credit facility in the United States is currently due and payable, and is in default. We are in compliance with our $3.5 million credit facility in New Zealand, but there is no additional credit available under this facility at this time. Given that the credit facility in New Zealand is a revolving facility, however, we may have additional availability in the future.

Current operations and growing inventory, as DesignLine USA increases production, are being funded primarily through the sale of equity securities and convertible notes. Between the end of the second quarter of 2009 and September 30, 2009, the Company has raised an additional $3.5 million through the sale of convertible subordinated debt with warrants and common shares. The Company will need to raise additional capital to: (a) refinance and expand current credit facilities, (b) provide working capital to meet the production requirements associated with customer demand, and (c) provide capital to fund future growth. Operating cash flows in the United States are expected to improve in the next three months as initial deliveries are completed, which will release restricted cash amounts securing letters of credit or progress payments under the applicable contracts.
The Company’s ability to make scheduled payments of principal, to pay the interest on, or refinance its maturing indebtedness, to fund capital expenditures or to comply with its debt covenants will depend on future performance. The Company’s future performance is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control.
Comparison of Cash Flows for the Six Months Ended July 4, 2009 and June 30, 2008
Net cash used by operations was $3,176,273 for the six months ended July 4, 2009, compared with $3,468,985 for the six months ended June 30, 2008. The improvement in operating cash flows reflects the cash deposits on contracts received from customers of DesignLine USA, offset by increasing working capital needs as production levels increase. The increase in net cash used by investing activities from $235,179 in the first six months of 2008 to $1,258,027 in the first six months of 2009 reflects higher levels of capital spending by both DesignLine NZ, for costs related to its new production facility in Rolleston, New Zealand, and DesignLine USA, as it continued to up-fit its new production facility in Charlotte. Cash provided by financing activities increased from $3,131,339 in the first six months of 2008 to $4,844,864 in the first six months of 2009. This increase in funding primarily reflected the sale of convertible subordinated debt with warrants and common shares to fund operations.
Comparison of Cash Flows for the Years Ended December 31, 2008 and December 31, 2007
Net cash used by operations was $5,719,041 for the year ended December 31, 2008, compared with $5,546,624 for the year ended December 31, 2007. The increase in cash used by operations reflected an increase in operating costs as DesignLine USA ramped up operations during 2008. DesignLine USA also built inventory levels as it began building buses for delivery in 2009. The decrease in net cash used by investing activities from $2,756,925 in 2007 to $1,820,179 in 2008 reflected higher levels of capital spending by DesignLine NZ, primarily for the manufacture of two demonstration buses. Cash provided by financing activities increased from $4,670,914 in 2007 to $7,790,404 in 2008. This increase in funding reflected the increase in borrowings under the DesignLine USA line of credit to fund the previously-discussed increase in working capital requirements in the United States as well as additional capital contributions from members.
At July 4, 2009, the outstanding balance of the Company’s primary credit facilities consisted of the following:

Revolving Credit Facility (1)	$6,326,845
Overdraft Facility (1)	1,480,511

Total	$7,807,356

(1)	See Note 7 to the Consolidated Financial Statements for additional information regarding debt and credit facilities.

At July 4, 2009, aggregate amounts of maturities of short-term borrowings and long-term debt were as follows:

For the Years Ending December 31,	Amount
2009	$10,984,960
2010	200,308
2011	8,503
2012	—
2013	—

Total	$11,193,771

Critical Accounting Policies and Estimates
The following items set forth the Company’s accounting policies that management believes involve the most significant judgments and estimates due to the uncertainties affecting the application of the accounting policies and the likelihood that materially different amounts would be reported under different conditions or using different assumptions.
Use of Estimates: The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Estimates are based on several facts and circumstances available at the time the estimates are made, including historical experience, risk of loss, general economic conditions and trends and the assessment of the probable future outcome. Some of the more significant estimates include revenue recognition, inventory costs and reserves, valuation of goodwill and intangible assets and product warranties. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the statement of operations in the period that they are determined.
Revenue Recognition: The Company’s revenues are generated by the sale of buses and bus parts. Revenue from the sales of buses and bus parts is recognized when there is evidence of an agreement, collection is determined as probable, and transfer of title to the customer has occurred, all of which generally occur upon shipment or delivery of the product to the customer. Except for warranties, the Company has no post-sales obligations.
Some of the buses are sold under long-term, fixed-price, multi-unit purchase contracts. Title for each bus transfers to the buyer upon delivery although under certain default conditions the buyer has the ability to take title to work-in-process or the Company can be reimbursed by the buyer for work-in-process. In accounting for these contracts, the Company follows the provisions of the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”). Revenue for each contract is recognized during the period based on the percentage of completion, determined on the basis of the estimated costs incurred to date as a proportion of the total costs expected to be incurred during the contract. This method is used because management considers costs to be the best available measure of progress on its contracts. Contract costs include all direct material and labor costs as well as certain pre-construction costs. See the following inventory valuation policy for additional information. Revenues presented exclude any goods and services taxes, if applicable.
Inventory Valuation: Inventories include materials and work-in-process and are recorded at the lower of cost or net realizable value using the first-in-first-out method. Costs, including an appropriate portion of fixed and variable overhead expenses, are assigned to work-in-process. Net realizable value represents the estimated selling price less all estimated costs of completion and costs to be incurred in marketing, selling and distribution. Reserves required to reduce inventory to net realizable value are recorded as a reduction of inventory. In accordance with the Company’s revenue recognition policies, certain long-term contracts are accounted for using the percentage of completion method. SOP 81-1 states that pre-contract costs may be deferred, subject to evaluation of probable recovery, but only if the costs can be directly associated with a specific anticipated contract and if their recoverability from that contract is probable. Such costs can include learning, start-up, mobilization, engineering or other service costs incurred on the basis of commitments or other indications of interest in negotiating a contract. The Company defers pre-contract costs and records them in other assets. These costs are recognized over the life of the specific contract as a component of costs to complete each bus.

Goodwill and Intangible Assets: Goodwill represents the excess of the cost of an acquisition over the net fair value of the assets acquired. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, goodwill and other intangible assets with indefinite lives are not amortized, but instead are tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that the fair value of the asset may be less than its carrying amount. Goodwill is tested for impairment using a fair value approach. Other long-lived intangible assets are tested for impairment based on the discounted cash flows of the individual intangible asset.
Product Warranties: The Company’s products are sold with product warranties. Provisions for product warranties are recognized based on product warranty terms and the probability of warranty claims based on historical experience, known or anticipated warranty claims and new information as it becomes available. A majority of the Company’s warranties are backed by manufacturers’ warranties of the underlying parts, and the financial exposure to the Company is deemed significantly reduced.
Recently-Issued Accounting Standards
In September 2006, the Financial Accounting Standards Board (‘FASB”) issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for a reporting entity to measure fair value in US GAAP, and expands disclosure requirements related to fair value measurements. SFAS No. 157 does not require any new fair value measurements but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement was effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, however, the FASB issued FASB Staff Position (“FSP”) No. 157-2, which delayed the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP No. 157-2 partially deferred the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for items within the scope of FSP No. 157-2. We adopted SFAS No. 157 in January 2009. The adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement provides companies an option to report selected financial assets and liabilities at fair value. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. On January 1, 2008, the Company adopted the provisions of SFAS No. 159 and did not elect the fair value option for any items within the scope of SFAS No. 159. Accordingly, the adoption of SFAS No. 159 did not have an impact on the Company’s consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (Revised 2007),” Business Combinations” (“SFAS No. 141(R)”), which establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquired entity. This statement also establishes disclosure requirements to allow evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years.
The Company is evaluating these and other recent accounting pronouncements and, at this time, does not anticipate that adoption of these standards will have a material effect on its consolidated financial statements.

PROPERTIES
Headquartered in Charlotte, North Carolina, we have two operating subsidiaries: DesignLine USA and DesignLine NZ. We have manufacturing facilities in Charlotte, North Carolina (consisting of approximately 100,000 square feet) and Rolleston, New Zealand (consisting of approximately 86,000 square feet). We lease both of our plants. We maintain our principal executive and administrative offices in our U.S. facility.
In the opinion of management, our properties noted above are adequately covered by insurance, are in good condition, ordinary wear and tear excepted, and are adequate and suitable for the ordinary and regular conduct of operations of our business.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table describes the beneficial ownership of shares of our common stock as of October 6, 2009 for:
•	each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;
•	each director and our named executive officers; and
•	our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock that may be acquired upon exercise of stock options or warrants that are currently exercisable or that become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the holders. Subject to any applicable community property laws and except as noted in the footnotes, each person named in the table below owns all shares directly and has sole voting and investment power with respect to all shares indicated as beneficially owned by them.
Except as otherwise provided below, the address of each of the persons listed below is c/o Jasper Ventures Inc., 2309 Nevada Boulevard, Charlotte, North Carolina 28273.

	Number of	Percentage
	Shares	of Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned(2)

Brad C. Glosson	4,248,011	9.60%
James G. Martin, Ph.D.	380,001	*
William Cave	200,000	*
James Dolan	—	—
Andrew Green	100,002	*
K. Wesley M. Jones	4,125,934	9.33%
John Turton	3,626,427	8.20%
Buster Glosson	3,563,457	8.06%

All directors and executive officers as a group: (5 persons)	4,928,014	11.14%

*	Less than 1% of outstanding shares.

(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire those shares within 60 days after October 6, 2009 by the exercise of any warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	The total number of shares outstanding used in calculating this percentage is 44,235,028, the number of shares outstanding as of October 6, 2009.

DIRECTORS AND EXECUTIVE OFFICERS
Directors
Immediately following the Merger and as of the date of this report, our board of directors consisted of two members, Mr. Glosson and Dr. Martin. Additional information about each director’s principal occupation and business experience during at least the past five years follows the table below.
Following the Reincorporation, we plan to expand our board to nine members, appoint seven members to fill the existing vacancies, establish a compensation committee, nominating and governance committee, audit committee and executive committee and adopt a written charter for each of these committees.

Name	Age	Position

James G. Martin, Ph.D.	73	Chairman of the Board
Brad C. Glosson	38	Director
James G. Martin, Ph.D., became a member of our board of directors effective September 30, 2009. Dr. Martin was a member of Former DesignLine’s board of directors since 2006. Since July 2008, Dr. Martin has served as Senior Advisor of McGuire Woods Consulting, a full service public affairs firm. From 1993 until 2008, Dr. Martin was Vice President of Carolinas HealthCare System. Before 1993, Dr. Martin was a member of the U.S. House of Representatives from 1973 to 1984 and the Governor of the State of North Carolina from 1985 to 1993. Dr. Martin is founding Chairman of the North Carolina Global TransPark in Kinston, North Carolina, the Charlotte Regional Advisory Committee of the North Carolina Biotechnology Center, the Nutrition Research Center at the North Carolina Research Campus in Kannapolis, North Carolina and the Charlotte Area Science Network. He is also a director of Family Dollar Stores, Palomar Medical Technologies and the North Carolina Capital Management Trust. He serves on the boards of the Charlotte Symphony Orchestra, the North Carolina Masonic Foundation and the Joe Martin ALS Foundation. Dr. Martin received his B.S. degree in Chemistry from Davidson College and Ph.D. degree in Organic Chemistry from Princeton University.
Brad C. Glosson was Former DesignLine’s Chief Executive Officer and President since August 2006. In connection with the Merger, Mr. Glosson became our Chief Executive Officer, President and Secretary effective September 29, 2009 and our director effective September 30, 2009. Mr. Glosson was a member of Former DesignLine’s board of directors since 2006. Before joining us, Mr. Glosson was the President of Eagle Limited, a company focused on international investment, consulting and residential resort developments, from January 2002 to August 2006. In that role, Mr. Glosson managed real estate development projects, negotiated and structured acquisitions of companies up to $1.5 billion in revenue and assisted companies with management and restructuring. From June 1998 to December 2001, Mr. Glosson served as the General Counsel and then the Chief Operating Officer for Emirates Palomar Medical Technology Services. Mr. Glosson received his Bachelor of Arts from Davidson College and a Juris Doctor from Wake Forest University.

Management
The table below provides information regarding our executive officers following the Merger and as of the date of this report. Additional information about each executive officer’s principal occupation and business experience during at least the past five years follows the table. Because Mr. Glosson, our Chief Executive Officer, is also a director, we have provided his biographical information above.

Name	Age	Position

Brad C. Glosson	38	Chief Executive Officer, President, Secretary and Director
William Cave	49	Chief Financial Officer and Treasurer
James Dolan	52	President of DesignLine USA, LLC
Andrew Green	47	President of DesignLine International Holdings (NZ)
John Turton	58	Executive Vice President, Research and Development
Don Makarius	56	Executive Vice President, Engineering
John Schroeder	64	Executive Vice President, Customer Relations and Service
William Cave has been Former DesignLine’s Chief Financial Officer since March 2009. In connection with the Merger, Mr. Cave became our Chief Financial Officer and Treasurer effective September 29, 2009. Mr. Cave has over 20 years of experience in leading financial organizations in large and small companies across multiple industries. Before joining us, Mr. Cave worked with Hunt Private Equity, Springs Industries, Polyone, RJR Nabisco and Durr-Fillauer Medical. From November 2000 to February 2007, he served as the Vice President and Corporate Controller for Springs Industries, Inc., a global supplier of home furnishings and specialty fabrics. From February 2007 to September 2008, Mr. Cave served as the Chief Financial Officer for New Poseidon Enterprises, LLC, a wholesale seafood distributor. In December 2008, an involuntary Chapter 7 bankruptcy petition was filed against New Poseidon Enterprises. Mr. Cave holds a B.S. degree in Accounting from Bryan College and an MBA in Finance from the University of Tennessee.
James Dolan became the President of Former DesignLine USA in May 2009. Mr. Dolan has over 24 years of manufacturing experience with more than 15 years in senior management roles. Before joining Former DesignLine, Mr. Dolan served as the Executive Director of Operations for Force Protection, Inc. from September 2006 to October 2008, where he had full profit and loss responsibility for the MRAP (Mine Resistant Ambush Protected) vehicle and ILAV (Iraqi Light Armored Vehicle) programs. Mr. Dolan also served as the Vice President of Operations for American LaFrance Corporation in 2006 and managed six assembly locations, which built vocational, fire and medical emergency vehicles. From 2000 to 2006, Mr. Dolan served as the Plant Manager for AM General LLC. Mr. Dolan received the Chairman’s Accomplishment Award from AM General for the “green field” start-up of the H2 plant and the J.D. Powers and Associates 2005 award for making the H2 the “Most Improved Brand.” Mr. Dolan has also worked for General Motors (1985 — 1990), Mack Truck (1990 — 1998) and Hyundai (1998 — 2000), building a variety of vehicles.
Andrew Green became the President of Former DesignLine NZ in October 2008. Mr. Green has over 20 years of experience in senior executive positions across the sales distribution, service support and engineering fields. Before joining us, Mr. Green was the General Manager of Goughs, a division of Gough Gough and Hammer that specializes in the sales and service of Caterpillar equipment throughout New Zealand, from March 1997 to June 2007. During his career, Mr. Green has attended executive development programs at The Carnegie Mellon University in Pittsburgh and the Kellogg School of Management at Northwestern University in Chicago.
John Turton has been Former DesignLine’s Executive Vice President, Research and Development since March 2007. Mr. Turton is the founder of Former DesignLine and previously served as the Managing Director of DesignLine NZ. Mr. Turton is a certified Mechanic and Coach Builder and a recipient of the New Zealand Order of Merit for Business.

Don Makarius has been Former DesignLine’s Executive Vice President, Engineering since September 2007. Mr. Makarius has over 30 years of experience in global technology development and research in the transportation industry. Mr. Makarius is a pioneer and national award winner in the fields of alternative fuels and related programs as well as in the field of composites engineering. He has worked with NASA on several projects including the Space Shuttle and Star Wars heat shield and laser development. Mr. Makarius holds four patents, has published numerous papers, is Six Sigma Master Black Belt certified and has DOD/DOE clearance. Mr. Makarius received his MBA from Alameda University in International Business and Project Management and his BSBA from Franklin University in Engineering Technology, Business Management and Marketing.
John Schroeder has been Former DesignLine’s Executive Vice President, Customer Relations and Service since April 2009. Mr. Schroeder has over 40 years of experience in managing and directing manufacturing operations in the rail transit, bus and coach and aerospace industries. Before joining Former DesignLine, Mr. Schroeder served as the Vice President of Manufacturing for ALSTOM (formerly Morrison Knudsen) from 1993 to 2006 and was responsible for manufacturing high speed rail cars. He also served as the Vice President of Manufacturing and Operations for Fokker Aerospace from 1989 to 1993; the Vice President of Operations for Fairchild from 1984 to 1987; Director of Operations and Manufacturing for Fairchild from 1979 to 1984; and Plant Manager for Grumman Aerospace from 1973 to 1979, during which he was responsible for a portion of the Lunar Module Program. Mr. Schroeder is a member of the American Institute of Industrial Engineering and a senior member of the Society of Manufacturing Engineers.

EXECUTIVE COMPENSATION
Compensation of Executive Officers
The following Summary Compensation Table provides all compensation paid, distributed or accrued for the years ended December 31, 2008 and 2007, including salary and bonus amounts, for services rendered in all capacities by all individuals who served as our principal executive officer during 2008, our two most highly compensated executive officers (other than the principal executive officer) who were serving as executive officers at the end of 2008, and up to two additional individuals as appropriate under applicable SEC rules. These individuals are our “named executive officers.”
Summary Compensation Table for 2008 and 2007

						All Other
Name and Principal		Salary		Bonus		Compensation	Total
Position	Year	($)		($)		($)(2)	($)

Brad C. Glosson	2008	253,530	(1)	—		19,617	273,147
Chief Executive Officer,	2007	240,000		—		13,740	253,740
President and Secretary

William W. Hodge (3)	2008	120,000		—		—	120,000
Former Chief Financial Officer	2007	120,000		—		—	120,000

Garner R. Bailey (4)	2008	164,970		—		10,373	175,343
Former Chief Financial	2007	118,000		—		—	118,000
Officer, Former President of DesignLine USA and Former President of DesignLine NZ

John W. Schroeder (5)	2008	156,198		—		—	156,198
Former President of DesignLine NZ

Andrew Green (6)	2008	67,877		35,725	(7)	10,718	114,320
President of DesignLine NZ

(1)	Effective October 1, 2008, Mr. Glosson’s annual salary for his services as Chief Executive Officer increased from $240,000 to $300,000 as provided in his employment agreement, which is described in more detail below.

(2)	Reflects health insurance premiums we paid for the named executive officers as noted above.

(3)	Mr. Hodge served as our Chief Financial Officer through February 28, 2008. Mr. Hodge’s employment with the Company ended on April 30, 2009.

(4)	Mr. Bailey served as the President of DesignLine NZ from March 1, 2007 to December 31, 2007; as the President of DesignLine USA from March 1, 2008 to May 4, 2009; and as our Chief Financial Officer from March 1, 2008 to March 27, 2009. His position as an officer of our company was terminated effective as of May 4, 2009. Subsequently, Mr. Bailey entered into an employment agreement with us to serve as an advisor to our Chief Executive Officer effective June 1, 2009. The terms of his employment agreement are described in more detail below.

(5)	Mr. Schroeder served as the President of DesignLine NZ from January 1, 2008 to September 28, 2008. Mr. Schroeder currently serves as Executive Vice President, Customer Relations and Service.

(6)	Mr. Green became the President of DesignLine NZ effective September 29, 2008.

(7)	Reflects one-time signing bonus in connection with his appointment as the President of DesignLine NZ.
Compensation Arrangements for Current Executive Officers
The table below lists our current executive officers as of the date of this report. Additional information about each of our current executive officers’ principal occupation and business experience during at least the past five years is provided under the caption “Directors and Executive Officers” in this report.

Name	Title

Brad C. Glosson	President, Chief Executive Officer, Secretary and Director

William Cave	Chief Financial Officer and Treasurer

James Dolan	President of DesignLine USA

Andrew Green	President of DesignLine NZ
Employment Agreement with Brad C. Glosson
In connection with Mr. Glosson’s appointment as our Chief Executive Officer, we entered into an employment agreement with him as of April 27, 2007, which was subsequently amended effective May 1, 2009. The agreement has an initial term of three years commencing on April 27, 2007, automatically renewing for three year terms, until terminated by either party. As amended, the agreement provides for an annual base salary of $240,000 for the first 18 months beginning on April 27, 2007 with automatic increases to $300,000 after the first 18 months, to $360,000 at the second anniversary date, to $420,000 after 30 months and to $480,000 at the third anniversary date of the agreement. Thereafter, all subsequent increases of annual base salary will be determined at the discretion of the board. The agreement also provides for certain other employment benefits and reimbursement for any reasonable expenses and includes covenants by Mr. Glosson regarding confidentiality, competition and solicitation of our employees, agents or representatives. In addition to the base salary described above, Mr. Glosson is eligible to receive additional cash incentive compensation on an annual basis in the amounts and at the times specified in the agreement based on EBITDA- and production-based targets established by our board of directors from time to time.
Employment Agreement with William Cave
In connection with Mr. Cave’s appointment as our Chief Financial Officer, we entered into an employment agreement with him as of March 27, 2009, which was subsequently amended effective May 15, 2009. The agreement has a term of three years commencing on March 27, 2009 and ending on March 27, 2012, subject to earlier termination in certain circumstances. As amended, the agreement provides for an annual base salary of $230,000 for the first six months beginning on March 27, 2009 with automatic increases to $240,000 after the first six months and to $260,000 after the first anniversary date. The agreement also provides for certain other employment benefits and reimbursement for any reasonable expenses and includes covenants by Mr. Cave regarding confidentiality, competition and solicitation of our employees, agents or representatives. In addition to the base salary described above, Mr. Cave is eligible for (a) an annual performance bonus at the sole discretion of the Chief Executive Officer; (b) participation in a bonus plan in an amount determined by the Chief Executive Officer; and (c) any senior management stock or profit sharing plan.

Employment Agreement with James Dolan
In connection with Mr. Dolan’s appointment as the President of DesignLine USA, LLC, we entered into an employment agreement with him as of May 25, 2009. The agreement has a term of three years commencing on May 25, 2009 and ending on May 25, 2012, subject to earlier termination in certain circumstances. The agreement provides for an annual base salary of $190,000 with automatic increases to $200,000 at the first anniversary date and to $220,000 at the second anniversary date of the agreement. The agreement also provides for certain other employment benefits and reimbursement for any reasonable expenses and includes covenants by Mr. Dolan regarding confidentiality, competition and solicitation of our employees, agents or representatives. In addition to the base salary described above, Mr. Dolan is eligible to receive additional cash incentive compensation on an annual basis in the amounts and at the times specified in the agreement based on EBITDA- and production-based targets established by our board of directors from time to time.
Employment Agreement with Andrew Green
In connection with Mr. Green’s appointment as the President of DesignLine NZ, we entered into an employment agreement with him as of July 16, 2008, which was subsequently amended effective May 1, 2009. The amended agreement has an initial term of three years commencing on September 27, 2009 and ending on October 1, 2011, subject to earlier termination in certain circumstances. As amended, the agreement provides for an annual base salary of $480,000 NZD, or approximately $325,000 USD based on a conversion rate as of August 14, 2009. The agreement also provides for certain other employment benefits and reimbursement for any reasonable expenses and includes covenants by Mr. Green regarding confidentiality, competition and solicitation of our employees, agents or representatives. In addition to the base salary described above, Mr. Green is eligible to receive additional cash incentive compensation on an annual basis in the amounts and at the times specified in the agreement based on EBITDA- and production-based targets established by our board of directors from time to time. Because we did not meet any of the applicable target performance goals, Mr. Green did not receive any additional cash incentive compensation in 2008.
Severance and Change-of-Control Arrangements
Each of the employment agreements described above with our current executive officers has the same severance arrangements, which provide for various payments upon cessation of employment, depending on the circumstances. Under each agreement, we will pay our executive officers their respective base annual salary accrued and reimburse reasonable expenses incurred up to the date of voluntary termination by the executive officer or termination for cause. “Cause” means: (a) the conviction for, or plea of nolo contendere to a charge of, commission of a felony or a crime involving moral turpitude; (b) embezzlement or misappropriation of our funds or property; (c) use of alcohol or drugs to an extent that it substantively interferes with the performance of employment responsibilities; (d) breach of covenants; (e) willful failure or refusal to perform those duties reasonably assigned or delegated by the board or Chief Executive Officer, as applicable, or otherwise breach of a material term of the agreement; or (f) failure or refusal to meet the board mandated budget and production targets for certain period of time. In case of termination by reason of death or disability, we will pay the base annual salary accrued and reimburse reasonable expenses incurred up to the date of such termination in a lump sum payment within 30 days following such termination and, in case of disability, will continue to maintain basic health and dental insurance and related medical expenses coverage during the 12 month period following such termination.
Each of the employment agreements with our current executive officers also has a substantially similar “Change-of-Control” provision. Under each agreement, a “Change-of-Control” means a sale of the Company, which involves the transfer of over 50% of our capital stock or sale of substantially all of our assets to a single unrelated entity during the employment. Upon occurrence of a change-of-control event Mr. Glosson and Mr. Green are entitled to receive an amount equal to three times their respective annual base salary, payable within 60 days of the event, and will no longer be subject to their respective non-compete covenant; Mr. Cave is entitled to receive an amount equal to two times his annual base salary; and Mr. Dolan is entitled to receive an amount equal to three times his annual base salary.

Employment Agreement with Former Chief Financial Officer Garner Bailey
As of June 1, 2009, we entered into an employment agreement with Mr. Bailey, our former Chief Financial Officer and the former President of DesignLine USA and DesignLine NZ. The agreement provides that Mr. Bailey will serve as a strategic advisor to our Chief Executive Officer for a term of one year until May 31, 2010, subject to earlier termination in certain circumstances. During the term of the agreement, we agreed to (a) pay Mr. Bailey $7,000 per month; (b) provide certain other employment benefits such as medical, life insurance and disability benefits; and (c) reimburse him for any reasonable business expenses incurred in the performance of his duties under the agreement. The agreement includes covenants by Mr. Bailey regarding confidentiality and solicitation of our customers, suppliers and employees. In connection with Mr. Bailey’s employment agreement, on September 30, 2009, we granted Mr. Bailey 30,000 restricted shares of our common stock. We have the right to repurchase all of the 30,000 restricted shares (at an aggregate purchase price of the lesser of $3.00 and the then current fair market value of the shares) if we terminate Mr. Bailey for cause or if Mr. Bailey terminates his employment prior to May 31, 2010. If we continue to employ Mr. Bailey on May 31, 2010, then all of the 30,000 restricted shares will vest and our repurchase right will lapse.
Compensation of Directors
The following table provides a summary of the compensation we paid in 2008 to our directors (other than our named executive officers). The table includes any person who served during 2008 as a director (other than our named executive officers), even if he is no longer serving as a director. Mr. Brad Glosson did not receive any compensation for serving as a director.
Director Compensation For 2008

	Fees Earned	All Other
	or Paid in Cash	Compensation	Total
Name	($)	($)	($)

William Beck (1)	25,000	—	25,000
Buster C. Glosson (2)	25,000	166,654	191,654
Wesley Jones (3)	25,000	—	25,000
James G. Martin (4)	25,000	—	25,000
Hugh McColl (5)	25,000	—	25,000
John Turton (6)	—	142,900	142,900

(1)	Mr. Beck was elected as a director in August 2006, and served until July 22, 2009, when we converted from a limited liability company to a corporation.

(2)	General Glosson was elected as a director in August 2006, and served until July 22, 2009, when we converted from a limited liability company to a corporation. The amount of $166,654 in the All Other Compensation column includes additional compensation of $129,000 that we paid General Glosson for his consulting services related to business development during 2008 and a total of $37,654 in company-paid medical benefits.

(3)	Mr. Jones was elected as a director in August 2006, and served until July 22, 2009, when we converted from a limited liability company to a corporation.

(4)	Dr. Martin was elected as a director in August 2006, and is currently serving the Chairman of the board.

(5)	Mr. McColl was elected as a director in August 2006, and served until February 24, 2009, when he resigned from our board of directors.

(6)	Mr. Turton was elected as a director in August 2006, and served until July 22, 2009, when we converted from a limited liability company to a corporation. Mr. Turton also serves as our Executive Vice President, Research and Development. In connection with his appointment as our Executive Vice President, Research and Development, we entered into an employment agreement with Mr. Turton on March 26, 2007, which is described in more detail below under the caption “Certain Relationships and Related Transactions and Director Independence — Employment Agreement with Certain Stockholder.” Under this agreement, we paid Mr. Turton approximately $142,900 USD in 2008. Mr. Turton did not receive any compensation for serving as a director.
Except as otherwise noted above, we pay our directors an annual fee of $25,000 for attendance, in person or by telephone, at meetings of the board of directors. In addition to the compensation described above, we reimburse our directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf. These reimbursements are not reflected in the table above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE
Under applicable SEC rules, this section describes any transaction that has occurred since January 1, 2007, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which our officers, directors and certain other “related persons” as defined in the SEC rules had or will have a direct or indirect material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.
Employment Agreement with Certain Stockholder
In connection with Mr. Turton’s appointment as our Executive Vice President, Research and Development based in Ashburton, New Zealand and Charlotte, North Carolina, we entered into an employment agreement with him on March 26, 2007. Subject to earlier termination, the agreement provides for an annual base salary of $200,000 NZD, or approximately $147,000 USD, during the first year of employment with an automatic increase to $240,000 NZD, or approximately $171,000 USD, for the second year and an increase to $280,000 NZD, or approximately $176,000 USD, for the third year. Mr. Turton is also eligible for consideration of an annual performance bonus at the sole discretion of our Chief Executive Officer and to participate in other profit sharing or bonus plan as appropriate. Under this agreement, Mr. Turton’s employment may be terminated with three months prior notice by either party or without notice by us in the case of serious misconduct. In addition, the agreement provides that Mr. Turton will receive two times his annual base salary upon a change of control or sale of substantially all of our assets to an unrelated third party during the period of his employment.
Under the agreement, we paid Mr. Turton approximately $147,180 USD in 2007 and $142,900 USD in 2008.
Stock Issuances in Private Offerings
Between January 2009 and June 2009, we raised $4.3 million from the sale of convertible notes to former and current officers and directors. These convertible notes — consisting of convertible notes sold during the first six months of 2009 to William Cave, our Chief Financial Officer, in the amount of $200,000; Mr. Green, an executive officer, in the amount of $100,000; General Glosson, a former director and 5% owner, in the amount of $1.0 million; Ed Weisiger, a former director, in the amount of $2.0 million; and William Beck, a former director, in the amount of $1.0 million — were subsequently converted to 4,300,000 shares of common stock during the third quarter of 2009.
In September 2009, we sold a total of 80,000 shares of our common stock to Dr. Martin, our director, for $80,000 in cash.
Each of the foregoing sales of unregistered securities was made pursuant to an exemption from registration requirements provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under that section. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
Stock Repurchases
In late 2008, in contemplation of establishing an equity incentive plan without diluting our existing members, we repurchased a total of 700,000 shares of common stock from two former directors, General Glosson (291,600 shares) and Mr. Jones (116,800 shares), and our current Chief Executive Officer, Mr. Glosson (291,600 shares). Subsequently, these 700,000 shares were issued to convert a portion of the $3.0 million of convertible note investment made by General Glosson and Mr. Weisiger during the first six months of 2009.

Transactions with Certain Promoter
Prior to the Merger, there were 6,160,000 shares of Jasper Ventures common stock outstanding. On August 13, 2009, Belmont Partners, LLC (“Belmont”) purchased a total of 5,000,000 shares of Jasper Ventures common stock from the two former directors, Ms. Smith and Mr. Bond. The total of 5,000,000 shares represented approximately 81% of all of the shares of common stock then outstanding.
On September 30, 2009, Former DesignLine acquired the 5,000,000 shares of Jasper Ventures common stock from Belmont in exchange for (a) $300,000 in cash and (b) the obligation to issue a 2% ownership interest in Jasper Ventures based upon our capitalization immediately following the Merger and Consolidation (or 126,385 shares of common stock). Following the Merger, effective October 5, 2009, we (i) cancelled the 5,000,000 shares of Jasper Ventures common stock acquired by Former DesignLine; (ii) issued an aggregate of 5,032,905 shares of Jasper Ventures common stock to the former stockholders of Former DesignLine in exchange for their shares of Former DesignLine common stock at the ratio of every one share of Jasper Ventures common stock for every seven shares of Former DesignLine common stock; and (iii) issued the 126,385 shares of Jasper Ventures common stock to Belmont. These issuances were made pursuant to an exemption from registration requirements provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
Related Persons Transaction Policy and Procedures
We have not yet adopted formal policies and procedures for the review, approval or ratification of transactions with our officers, directors and certain other “related persons” as defined in the SEC rules. Following the Reincorporation, we intend to adopt a written policy regarding the related person transactions as part of our new corporate governance program and intend that such transactions will on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.
Determination of Independent Directors
Following the Merger and as of the date of this report, our board of directors consisted of two members. Following the Reincorporation, we expect that our board will increase to a total of nine members, after which we intend to establish a compensation committee, nominating and governance committee, audit committee and executive committee and adopt a written charter for each of these committees. Our board also intends to adopt various policies and procedures as part of our new corporate governance program, including with respect to (a) a director nomination process and policies for the qualification, identification, evaluation or consideration of director candidates; (b) related person transactions; and (c) a code of business conduct and ethics. Until such time and further determination by the board, the full board will undertake the duties of the audit committee, compensation committee, nominating and governance committee.
Shares of our common stock are traded on the OTC Bulletin Board and not on NASDAQ or another national securities exchange. As permitted under applicable SEC rules, we plan to elect to apply listing standards of NASDAQ Marketplace Rules in determining whether our directors are independent. Our board of directors will then evaluate whether each of our directors is “independent” within the meaning of the federal securities laws concerning independence of directors generally and of members of the standing committees and under the NASDAQ listing standards. In making this determination, our board of directors will consider the relationships that each of our directors has with our company and all other facts and circumstances our board of directors deem relevant in determining their independence, including the beneficial ownership of our common stock by each director. We plan to seek one or more new directors so that (a) a majority of our board of directors will consist of independent directors; (b) our audit committee, compensation committee and nominating and governance committee will be composed solely of independent directors; and (c) at least one director will qualify as an “audit committee financial expert.” We cannot provide assurance, however, that we will be able to add members to our board of directors who meet the applicable standards of “independence.”

LEGAL PROCEEDINGS
We are, from time to time, involved in litigation and various claims and complaints arising out of our operations in the ordinary course of business, most of which relate to workers compensation and other employment matters. We do not believe that any one of these claims will have a material adverse effect on our financial position and results of operations.
We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us or any of our subsidiaries. Routine litigation arising in the ordinary course of business is not expected to result in any material losses to us.
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS
Holders
As of October 6, 2009, there were approximately 69 record holders of our common stock and 44,235,028 shares of our common stock outstanding.
Market Information
Our common stock is currently quoted on the OTC Bulletin Board under the symbol JSPV. There has not been any bid or offer for our common stock. We cannot provide any assurance that a trading market will develop or, if such a market does develop, that it will continue.
We plan to reincorporate our company to Delaware from Nevada by merging with and into a newly created wholly-owned subsidiary, to be formed in Delaware for the sole purpose of effecting the reincorporation and changing our name to DesignLine Corporation. We plan to apply for listing of our common stock on either the NYSE Amex Equities, The NASDAQ Capital Market or another national securities exchange as soon as we believe we can satisfy the initial listing standards for such exchange. Currently, we do not satisfy the initial listing standards of any such exchange, and we cannot provide any assurance that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange.
Cash Dividend Policy
We have not previously declared or paid any cash dividends on our common stock and do not anticipate declaring any cash dividends in the near future. The payment of cash dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of cash dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant.
RECENT SALES OF UNREGISTERED SECURITIES
Sales by Jasper Ventures
Immediately before the Merger, Former DesignLine acquired an aggregate of 5,000,000 unregistered shares of Jasper Ventures common stock from the then controlling stockholder of Jasper Ventures for a total of $300,000 in cash and a 2% ownership interest based our capitalization immediately following the Merger and Consolidation. In connection with the Merger, we cancelled the 5,000,000 shares of Jasper Ventures common stock previously acquired by Former DesignLine and issued an aggregate of 5,032,905 shares of Jasper Ventures common stock to the former stockholders of Former DesignLine in exchange for their shares of Former DesignLine common stock at the ratio of each one share of Jasper Ventures common stock for every seven shares of Former DesignLine common stock. We also issued an aggregate of 126,385 shares of Jasper Ventures common stock, equal to a 2% ownership interest in us immediately following the Merger and Consolidation, to the former controlling stockholder of Jasper Ventures as noted above.

In December 2006, Jasper Ventures issued an aggregate of 5,000,000 shares of common stock to Jean Smith and Allen Bond, the then directors of the Company, in exchange for $5,000, or $0.001 per share.
Each of the foregoing sales of unregistered securities was made pursuant to an exemption from registration requirements provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under that section. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
Sales by Former DesignLine Prior to the Merger
During 2006, we sold 26.66% of the outstanding membership units to investors for a total of $8.0 million in cash and transferred 20.0% of the outstanding membership units to the owners of DesignLine Citibus Ltd. having an estimated value of $2,015,418 based on the estimated fair value of the equity at the time of the acquisition.
During 2007, we sold 5.33% of the outstanding membership units to investors for a total of $1.6 million in cash. Of this 5.33% of the outstanding membership units, we sold 5.0% in February 2007 and the remaining 0.33% in May 2007.
During 2008, we sold 4.00% of the outstanding membership units to investors for a total of $2.9 million in cash. Of this 4.00% of the outstanding membership units, we sold 1.00% in January 2008 and 3.0% in March 2008.
Between January 2009 and June 2009, we raised $4.3 million from the sale of convertible notes to existing members and employees. During the second quarter of 2009, one convertible note in the amount of $2,000,000 was converted into 2,000,000 ownership units and then subsequently converted into 2,000,000 shares of our common stock when we converted into a corporation on July 22, 2009. The remaining convertible notes in the amount of $2.3 million issued during the first six months of 2009 were subsequently converted to 2,300,000 shares of common stock during the third quarter of 2009.
In June 2009, the Company entered into an agreement with MABCO to acquire the rights to sell the Company’s proprietary hybrid and electric technologies and overall vehicle designs within a defined geographical region in the Middle East and North Africa. As a result of MABCO’s efforts, the Company has acquired several customer relationships that MABCO developed in the region. In exchange for these rights and customer relationships, the Company issued 1,133,000 ownership units to MABCO along with the right to acquire an additional 400,000 shares in the event the Company becomes a publicly traded company. The estimated fair value of the rights and customer relationships exceeds the estimated fair value of the ownership units and rights issued to MABCO. These ownership units and rights have an estimated value of $3,185,000 based on values for capital contributions made around the time of the transaction and internal equity valuation models. The acquired rights and customer relationships have been recorded as intangible assets at the estimated fair value of the consideration provided.
In June 2009, the Company entered into an agreement to cancel the earn-out provision with the sellers of the business that became DesignLine NZ. In exchange for this cancellation, the Company issued 888,000 ownership units to the sellers along with the right to acquire an additional 444,000 shares in the event the Company becomes a publicly traded company. These ownership units and rights have an estimated fair value of $2,768,000 based on the above-mentioned fair value estimates. This additional consideration has been recorded as goodwill related to the acquisition.
In August 2009, we issued 100,000 shares of our common stock to a service provider in exchange for $100,000 in cash and $150,000 in services rendered by that provider, representing a total value of $250,000.
In August and September 2009, we issued five senior subordinated convertible promissory notes in the principal amounts of $1,000,000, $250,000, $50,000, $50,000 and $50,000 to five unaffiliated investors, each of which bears simple interest at 12% per annum and matures on December 31, 2009 or earlier in certain circumstances. The notes are convertible into shares of our common stock at a conversion price that is the lower of (a) $1.00 per share of common stock (or the lower amount in the event of subsequent financings at a price less than $1.00 per share) and (b) if we consummate certain financing transactions on or before December 31, 2009, 75% of the purchase price paid by the investors in the financing transaction. In addition, we became obligated to issue to these five investors warrants, exercisable on or before December 31, 2009, to purchase $250,000, $62,500, $12,500, $12,500 and $12,500 shares of our common stock, respectively, at an exercise price equal to the lower of $1.00 per share, in the event of any subsequent financing for a purchase price of less than $1.00 per share, securities issued in such subsequent financing.

In September 2009, we purchased certain assets from Transportation Techniques, LLC for a promissory note in the principal amount of $750,000 and 880,000 shares of our common stock. The promissory note is secured by a lien on the patents acquired, bears interest at 3.25% per annum and matures on December 15, 2009. The acquired assets consist of intellectual property related to hybrid and electric technologies and certain other related assets.
In September 2009, we also sold an aggregate of 1,476,000 shares of our common stock to a director, existing stockholders and our employees for a total of $1,476,000 in cash.
In September 2009, we also raised $1,650,000 from the sale of convertible subordinated notes to existing stockholders and an investor. These notes are convertible into common stock at a conversion price of $1.00 per share.
Each of the foregoing sales of unregistered securities was made pursuant to an exemption from registration requirements provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under that section. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
DESCRIPTION OF SECURITIES
Except otherwise provided below, we incorporate by reference the description of our common stock included in our Form SB-2 Registration Statement filed with the SEC on January 18, 2008, including any amendments or reports filed to update that description.
The total number of shares of all classes of stock that we have authority to issue is 75,000,000 shares of common stock, par value $0.001 per share. Immediately prior to the Merger, we had 6,160,000 shares of common stock outstanding. Following the Merger and as of October 6, 2009, we have 44,235,028 shares of common stock outstanding.
The holders of the 8,120,000 SB-2 Shares are subject to a lock-up provision that prohibits their sale at a price less than $3.75 per share prior to the earlier to occur of (a) November 16, 2009 or (b) the date we raise at least $20 million of additional capital (whether by means of a public offering, private offering, new credit facility or any combination of the foregoing).
Transfer Agent
Pacific Stock Transfer Company is the transfer agent and registrar of our common stock.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
We incorporate by reference the description of indemnification of directors and officers included in our Form SB-2 Registration Statement filed with the SEC on January 18, 2008, including any amendments or reports filed to update that description.
Effective September 30, 2009, our board of directors approved a form of indemnification agreement to be entered into by us with each of our directors and executive officers (each an “indemnitee”) following the Reincorporation. A copy of the form of indemnification agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated into this Item 2.01 by reference. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law, subject to certain conditions and limitations, against all expenses (including attorneys’ fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in the right of the Company, arising out of the person’s services as a director or officer. The indemnification agreements will also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is determined that such indemnitee is not entitled to such indemnification under applicable law. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Please refer to the financial statements and pro forma financial information filed as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

Item 3.02 Unregistered Sale of Equity Securities.
Please refer to Item 2.01 of this Current Report with respect to the description of our recent sales of unregistered securities, which is incorporated into this Item 3.02 by reference.
Item 5.01 Changes in Control of Registrant.
The disclosure provided in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.
As a result of the closing of the Merger, the former stockholders of Former DesignLine own approximately 95.6% of the total outstanding shares of our common stock and of the total voting power of all of our outstanding voting securities.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The disclosure provided in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
In connection with the Merger, we changed our previous fiscal year end of October 31 to the fiscal year end of Former DesignLine. The new fiscal year is based on 13 weeks of production in each fiscal quarter. The fiscal year begins in the month of January. The production week begins on Sunday and ends on Saturday. Under this method, our fiscal year end is the Saturday that falls closest to the last day of the fiscal year month end. For the 2009 fiscal year, our fiscal year end will be on Saturday, January 2, 2010.
Item 5.06 Change in Shell Company Status.
As a result of the completion of the Merger, we believe we are no longer a shell company, as that term is defined in Rule 12b-2 under the Exchange Act. The disclosure provided in Item 2.01 of this Current Report on Form 8-K is incorporated into this Item 5.06 by reference.
Item 9.01 Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
The following financial statements for the periods specified in Rule 8-04(b) of Regulation S-X are attached hereto as Exhibit 99.1:
Audited Consolidated Financial Statements of DesignLine International Holdings, LLC for the Years Ended December 31, 2008 and December 31, 2007

Unaudited Consolidated Financial Statements of DesignLine International Holdings, LLC for the Periods Ended July 4, 2009 and June 30, 2008
(b) Pro forma financial information.
The following unaudited pro forma financial statements, giving effect to the merger between Jasper Ventures Inc. and DesignLine International Holdings, LLC and presented in accordance with Rule 8-05 of Regulation S-X, are attached hereto as Exhibit 99.2:

Page

Pro forma Combined Balance Sheet as of July 4, 2009	F-2
Pro forma Combined Statement of Income for the year ended December 31, 2008	F-3
Pro forma Combined Statement of Income for the six month ended July 4, 2009	F-4
(d) Exhibits.

Exhibit No.	Exhibit

10.1	Agreement and Plan of Merger dated October 5, 2009 by and among Jasper Ventures Inc., Jasper Merger Sub Inc. and DesignLine International Corporation.

10.2	Form of Indemnification Agreement (for executive officers and directors).

21	List of subsidiaries.

99.1
Audited financial statements of DesignLine International Holdings, LLC for the years ended December 31, 2007 and December 31, 2008 and unaudited financial statements of DesignLine International Holdings, LLC for the six months ended July 4, 2009 and June 30, 2008.

99.2	Pro forma financial information giving effect to the merger between Jasper Ventures Inc. and DesignLine International Holdings, LLC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jasper Ventures Inc.
Dated: October 7, 2009	By:	/s/ Brad C. Glosson
Brad C. Glosson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and Plan of Merger dated October 5, 2009 by and among Jasper Ventures Inc., Jasper Merger Sub Inc. and DesignLine International Corporation.

10.2	Form of Indemnification Agreement (for executive officers and directors).

21	List of subsidiaries.

99.1
Audited financial statements of DesignLine International Holdings, LLC for the years ended December 31, 2007 and December 31, 2008 and unaudited financial statements of DesignLine International Holdings, LLC for the six months ended July 4, 2009 and June 30, 2008.

99.2	Pro forma financial information giving effect to the merger between Jasper Ventures Inc. and DesignLine International Holdings, LLC.